                                                                     EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           VISTA GROUP HOLDINGS, LLC,

                             VISTA ACQUISITION CORP.

                                       AND

                               OUTLOOK GROUP CORP.

                           DATED AS OF MARCH 20, 2006

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I THE MERGER.....................................................     1
   1.01.    The Merger...................................................     1
   1.02.    Closing......................................................     2
   1.03.    Effective Time...............................................     2
   1.04.    Effect of the Merger; Further Actions........................     2
   1.05.    Articles of Incorporation; Bylaws............................     2
   1.06.    Directors and Officers.......................................     3

ARTICLE II CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES............     3
   2.01.    Conversion of Securities.....................................     3
   2.02.    Exchange of Certificates.....................................     4
   2.03.    Stock Transfer Books.........................................     6
   2.04.    Company Stock Options........................................     6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY................     7
   3.01.    Organization and Qualification...............................     7
   3.02.    Authority to Execute and Perform Agreement...................     8
   3.03.    Capitalization and Title to Shares...........................     8
   3.04.    Subsidiaries.................................................    10
   3.05.    No Conflict; Required Filings and Consents...................    10
   3.06.    Compliance with Laws.........................................    11
   3.07.    Company SEC Reports..........................................    13
   3.08.    Financial Statements; Debt...................................    14
   3.09.    Absence of Undisclosed Liabilities...........................    14
   3.10.    Absence of Adverse Changes...................................    15
   3.11.    Actions and Proceedings......................................    15
   3.12.    Employee Benefit Plans.......................................    16
   3.13.    Tax Matters..................................................    18
   3.14.    Employee Relations...........................................    19
   3.15.    Property and Assets..........................................    20
   3.16.    Intellectual Property........................................    21
   3.17.    Environmental and Safety Laws................................    24
   3.18.    Material Contracts...........................................    25
   3.19.    Insurance....................................................    28
   3.20.    Board Approvals..............................................    28
   3.21.    Interested Party Transactions................................    28
   3.22.    Financial Advisor; Transaction Fees..........................    29
   3.23.    Commercial Relationships.....................................    29


                                       (i)

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
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB........    30
   4.01.    Organization and Qualification; Subsidiaries.................    30
   4.02.    Authority Relative to this Agreement.........................    30
   4.03.    No Conflict; Required Filings and Consents...................    30
   4.04.    Brokers......................................................    31
   4.05.    Financing....................................................    31
   4.06.    Absence of Litigation........................................    32
   4.07.    Operations of Buyer and Merger Sub...........................    32
   4.08.    Ownership of Company Common Stock............................    32

ARTICLE V COVENANTS AND AGREEMENTS.......................................    32
   5.01.    Conduct of Business..........................................    32
   5.02.    Corporate Examinations and Investigations....................    36
   5.03.    Further Action; Consents; Filings............................    37
   5.04.    Preparation of Proxy Statement; Shareholders Meeting.........    38
   5.05.    Public Announcements.........................................    40
   5.06.    No Solicitation..............................................    40
   5.07.    Notification of Certain Matters..............................    43
   5.08.    Employee Matters.............................................    44
   5.09.    Indemnification..............................................    44
   5.10.    Certain Actions and Proceedings..............................    46
   5.11.    Solvency Letter..............................................    46
   5.12.    Resignations.................................................    46
   5.13.    Financial Information........................................    47
   5.14.    Banking Facilities...........................................    47
   5.15.    Buyer Financing..............................................    47

ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO
           CONSUMMATE THE MERGER.........................................    48
   6.01.    Shareholder Approval.........................................    48
   6.02.    Absence of Order.............................................    48
   6.03.    Regulatory Approvals.........................................    48
   6.04.    HSR Act......................................................    48
   6.05.    Solvency Letter..............................................    49

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER AND MERGER
            SUB TO CONSUMMATE THE MERGER.................................    49
   7.01.    Representations, Warranties and Covenants....................    49
   7.02.    Financing....................................................    50
   7.03.    Pending Litigation...........................................    50
   7.04.    Consents and Amendments Relating to Certain Contracts........    50
   7.05.    Banking Facilities...........................................    50


                                      (ii)

ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO
             CONSUMMATE THE MERGER.......................................    50
   8.01.    Representations, Warranties and Covenants....................    50

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER.............................    51
   9.01.    Termination..................................................    51
   9.02.    Effect of Termination........................................    52
   9.03.    Fees and Expenses............................................    52

ARTICLE X MISCELLANEOUS..................................................    54
   10.01.   No Survival..................................................    54
   10.02.   Notices......................................................    55
   10.03.   Entire Agreement.............................................    56
   10.04.   Governing Law................................................    56
   10.05.   Binding Effect; No Assignment; No Third-Party Beneficiaries..    56
   10.06.   Amendments and Waivers.......................................    57
   10.07.   Schedules; Listed Documents, etc.............................    57
   10.08.   Construction.................................................    57
   10.09.   Certain Definitions..........................................    58
   10.10.   Section Headings.............................................    59
   10.11.   Counterparts.................................................    59
   10.12.   Severability.................................................    59
   10.13.   Jurisdiction; Venue; Service of Process......................    59
   10.14.   Specific Performance.........................................    60
   10.15.   Waiver of Jury Trial.........................................    60


                                      (iii)
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                                     EXHIBIT

Exhibit A Surviving Corporation Articles of Incorporation


                                      (iv)

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                             TABLE OF DEFINED TERMS

DEFINED TERMS                                               SECTION
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
Action...................................................   Section 10.09(a)
Acquisition Proposal.....................................   Section 5.06(e)
Affiliate................................................   Section 10.09(b)
Agreement................................................   Preamble
Articles of Merger.......................................   Section 1.03
Assets...................................................   Section 3.15
Business.................................................   Section 3.16(b)
Buyer....................................................   Preamble
Buyer Disclosure Schedule................................   Article IV
Buyer Material Adverse Effect............................   Section 4.01
Certificates.............................................   Section 2.02(b)
Change of Recommendation.................................   Section 5.06(c)
Closing..................................................   Section 1.02
Closing Date.............................................   Section 1.02
Code.....................................................   Section 3.12(a)
Commitment Letters.......................................   Section 4.05
Company..................................................   Preamble
Company 10-K.............................................   Section 3.07(a)
Company 10-Qs............................................   Section 3.08(a)
Company Balance Sheet....................................   Section 3.09
Company Board............................................   Preamble
Company Board Recommendation.............................   Section 3.20(a)
Company Common Stock.....................................   Preamble
Company Disclosure Schedule..............................   Article III
Company Material Adverse Effect..........................   Section 3.01(a)
Company Options..........................................   Section 2.04(a)
Company Preferred Stock..................................   Section 3.03(d)
Company SEC Reports......................................   Section 3.07(a)
Company Shareholders' Meeting............................   Section 5.04(b)
Company Stock Option Plans...............................   Section 2.04(a)
Company Technology.......................................   Section 3.16(h)
Confidentiality Agreement................................   Section 5.06(a)
Consent..................................................   Section 3.05(b)
Contract.................................................   Section 3.05(a)
control..................................................   Section 10.09(c)
Damages..................................................   Section 7.01
Debt Financing...........................................   Section 4.05
DOJ......................................................   Section 5.03(b)
Effective Time...........................................   Section 1.03
Employee.................................................   Section 5.08
Employee Plan............................................   Section 10.09(d)


                                       (v)

Encumbrance..............................................   Section 10.09(e)
Environmental Laws.......................................   Section 3.17(b)
ERISA....................................................   Section 10.09(f)
ERISA Affiliate..........................................   Section 3.12(c)
Expenses.................................................   Section 9.03(a)
Exchange Act.............................................   Section 3.06(c)(i)
Exchange Fund............................................   Section 2.02(a)
FASB.....................................................   Section 5.01(b)(xii)
Financing................................................   Section 4.05
Foreign Benefit Plan.....................................   Section 3.12(j)
FTC......................................................   Section 5.03(b)
GAAP.....................................................   Section 3.08(a)
Governmental Authority...................................   Section 2.02(d)
Hancock Commitment Letter................................   Section 4.05
Hancock Financing........................................   Section 4.05
Hazardous Substance......................................   Section 3.17(a)
HSR Act..................................................   Section 3.05(b)
Indemnified Parties......................................   Section 5.09(a)
Intellectual Property....................................   Section 3.16(h)
internal controls........................................   Section 3.06(c)(ii)
IRS......................................................   Section 3.12(a)
Judgment.................................................   Section 3.05(a)
Key Customer.............................................   Section 3.23
Key Supplier.............................................   Section 3.23
knowledge of the Buyer...................................   Section 10.09(g)
knowledge of the Company.................................   Section 10.09(h)
Laws.....................................................   Section 1.05
Lender...................................................   Section 4.05
Licenses.................................................   Section 3.16(d)
Material Contract........................................   Section 3.18(b)
Merger...................................................   Preamble
Merger Consideration.....................................   Section 2.01(a)
Merger Sub...............................................   Preamble
Milestone Commitment Letters.............................   Section 4.05
Milestone Financing......................................   Section 4.05
Notice of Superior Proposal..............................   Section 5.06(c)
November 10-Q............................................   Section 3.06(c)(ii)
Option Amount............................................   Section 2.04(a)
Other Filings............................................   Section 5.04(a)
Outside Date.............................................   Section 9.01(b)
Paying Agent.............................................   Section 2.02(a)
PCBs.....................................................   Section 3.17(a)
Pension Plan.............................................   Section 10.09(d)
Permits..................................................   Section 3.06(a)
Person...................................................   Section 10.09(j)
Proxy Statement..........................................   Section 3.05(b)


                                      (vi)

Real Property............................................   Section 3.15
Representatives..........................................   Section 5.06(a)
Sarbanes-Oxley Act.......................................   Section 3.06(c)(i)
SEC......................................................   Section 3.05(b)
SEC Documents............................................   Section 3.07(a)
Section 409A.............................................   Section 3.12(i)
Securities Act...........................................   Section 3.07(a)
Senior Debt Letter.......................................   Section 4.05
Share(s).................................................   Section 2.01(a)
Solvency Letter..........................................   Section 5.12
Special Committee........................................   Preamble
Subsidiary...............................................   Section 3.04(a)
Superior Proposal........................................   Section 5.06(f)
Surviving Corporation....................................   Section 1.01
Surviving Corporation Welfare Benefit Plan...............   Section 5.08
Takeover Transaction.....................................   Section 9.03(b)
Tax Return(s)............................................   Section 3.13(a)
Tax(es)..................................................   Section 3.13(a)
Technology...............................................   Section 3.16(h)
Termination Expenses.....................................   Section 9.03(i)
Termination Fee..........................................   Section 9.03(h)
Trademarks...............................................   Section 3.16(h)
Transactions.............................................   Preamble
Triggering Event.........................................   Section 9.01
WBCL.....................................................   Section 1.01
Welfare Plan.............................................   Section 10.09(d)


                                      (vii)

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger, dated as of March 20, 2006 (this "Agreement"), is entered into by and among Vista Group Holdings, LLC, a Delaware limited liability company ("Buyer"), Vista Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Merger Sub"), and Outlook Group Corp., a Wisconsin corporation (the "Company").

     WHEREAS, a special committee of the Board of Directors of the Company (the "Company Board") consisting solely of disinterested directors (the "Special Committee"), subject to the terms and conditions set forth herein, has unanimously (i) determined that (A) the merger (the "Merger") of Merger Sub with and into the Company, in which the Company would become a wholly owned subsidiary of Buyer, is advisable and in the best interests of the Company and its shareholders, and (B) the cash consideration to be received for outstanding shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") in the Merger is fair to the shareholders of the Company; (ii) recommended that the Company Board approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (collectively, the "Transactions"); and (iii) recommended approval and adoption by the shareholders of the Company of this Agreement and the Transactions;

     WHEREAS, the Company Board, subject to the terms and conditions set forth herein, has unanimously (i) determined that (A) the Merger is advisable and in the best interests of the Company and its shareholders, and (B) the cash consideration to be received for outstanding shares of Company Common Stock in the Merger is fair to the shareholders of the Company; (ii) approved and adopted this Agreement and the Transactions; and (iii) recommended approval and adoption by the shareholders of the Company of this Agreement and the Transactions;

     WHEREAS, the respective Boards of Directors of Buyer and Merger Sub have unanimously approved this Agreement and the Transactions;

     WHEREAS, Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, upon consummation of the Merger, each issued and outstanding share of Company Common Stock will be converted into the right to receive $13.50 per share in cash, upon the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Sections 180.1101 and 180.1106 of the Wisconsin Business Corporation Law (the "WBCL"), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     1.02. Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Milwaukee time, on the next business day following the satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, unless another time, date and/or place is agreed to in writing by Buyer and the Company (the date on which the Closing occurs, the "Closing Date").

     1.03. Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall (a) file articles of merger (the "Articles of Merger") in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the WBCL, and (b) make all other filings or recordings required under the WBCL to effect the Merger. The Merger shall become effective at such date and time as the Articles of Merger is duly filed in accordance with Section 180.1105 of WBCL or at such subsequent date and time as Buyer and the Company shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time".

     1.04. Effect of the Merger; Further Actions. At the Effective Time, the effect of the Merger shall be as provided in Section 180.1106 of the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to property or rights of Merger Sub or the Company, the authorized officers and directors of the Surviving Corporation will be fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

     1.05. Articles of Incorporation; Bylaws. The Articles of Merger shall provide that, at the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to read in the form of Exhibit A, and as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or Governmental Authority (collectively, "Laws"). At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

     1.06. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earliest of their death, resignation and removal.

                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a) Conversion of Company Common Stock. Each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares"; each a "Share") issued and outstanding immediately prior to the Effective Time (including any Shares subject to restrictions on transfer, vesting or otherwise under the Company Stock Option Plans, but excluding any Shares to be canceled pursuant to Section 2.01(b)) shall be canceled and shall be converted automatically into the right to receive $13.50 in cash, without interest (the "Merger Consideration"), payable upon surrender of the certificate that formerly evidenced such Share in the manner and on such terms as provided in Section 2.02.

          (b) Cancellation of Treasury Stock. Each Share held in the treasury of the Company and each Share owned by any direct or indirect subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled without any conversion thereof into the right to receive Merger Consideration and no payment or distribution shall be made with respect thereto.

          (c) Capital Stock of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation (except as otherwise provided in Section 180.0622(2)(b) of the WBCL and its predecessor statutes as judicially interpreted). Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall be deemed to evidence ownership of such shares of the Surviving Corporation.

          (d) Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares, the Merger Consideration shall be adjusted accordingly, to provide the holders of Shares the same economic effect as was contemplated by this Agreement prior to giving effect to such event.

     2.02. Exchange of Certificates.

          (a) Paying Agent. Prior to the Effective Time, Buyer shall (i) appoint American Stock Transfer & Trust Company or another bank or trust company reasonably acceptable to the Company (the "Paying Agent"), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At the Effective Time, Buyer shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by Buyer; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be the property of and payable to the Surviving Corporation.

          (b) Exchange Procedures. As promptly as practicable after the Effective Time, Buyer shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash that such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.02(a), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered only if the Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Buyer that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as provided herein or by Law.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (each a "Governmental Authority") shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

          (e) No Liability. None of the Paying Agent, the Company, Buyer, Merger Sub or the Surviving Corporation shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (f) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts, if any, as may be required with respect to such payment under all applicable Tax Laws and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Buyer, as the case may be.

          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in such amount as the Surviving Corporation or the Paying Agent, as the case may be, may reasonably direct as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

     2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or the Surviving Corporation for any reason shall be canceled against delivery of the Merger

Consideration to which the holders thereof are entitled pursuant to Section 2.01(a), subject to the provisions of Section 2.02.

     2.04. Company Stock Options.

          (a) Immediately prior to the Effective Time, all options then outstanding to purchase shares of Company Common Stock (the "Company Options") granted under any plan, arrangement or agreement set forth in Section 3.03(a)(i) of the Company Disclosure Schedule (collectively, the "Company Stock Option Plans") shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied). At the Effective Time, each Company Option not theretofore exercised shall be cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, as promptly as practicable thereafter, an amount of cash (without interest) (the "Option Amount") equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option multiplied by (y) the excess of the amount of the per share Merger Consideration over the exercise price per share of Company Common Stock under such Company Option (with the aggregate amount of such payment rounded to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. After the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in the preceding sentences.

          (b) At the Effective Time, Buyer shall deliver, or cause to be delivered, the aggregate Option Amount to the Surviving Corporation for payment to holders of Company Options as directed by the Company prior to the Effective Time.

          (c) The Board of Directors of the Company, or, where appropriate, the applicable committee thereof under each Company Stock Option Plan, shall take all such actions (including the adoption of amendments and the obtaining of consents) and make all such determinations with respect to the Company Options and each Company Stock Option Plan as may be necessary to implement the foregoing provisions of this Section 2.04.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule delivered by the Company to Buyer and Merger Sub concurrently with the execution and delivery of this Agreement (the "Company Disclosure Schedule"), which references the particular sections set forth below, the Company hereby represents and warrants to Buyer and Merger Sub as follows:

     3.01. Organization and Qualification.

          (a) Each of the Company and each Subsidiary (as defined in Section 3.04(a)) is a corporation duly organized and validly existing with active status under the laws of Wisconsin and has the corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Each of the Company and each Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, "Company Material Adverse Effect" means any change or effect that (i) materially and adversely affects the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, results of operations or prospects of the Company and the Subsidiaries taken as a whole, or (ii) prevents or materially delays the consummation of the Merger; provided, however, that for purposes of determining whether there has been, or will be, a "Company Material Adverse Effect" in no event shall there be taken into account any event, circumstance, change or effect resulting from or relating to a change in general economic or financial market conditions, except to the extent such event, circumstance, change or effect has had, or would reasonably be expected to have, a disproportionate effect on the Company and the Subsidiaries, taken as a whole.

          (b) The Company has previously provided to Buyer true and complete copies of the articles of incorporation and bylaws or other organizational documents of the Company and each Subsidiary as presently in effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its articles of incorporation or bylaws, nor has the Company or any Subsidiary been in violation of any of the provisions of its charter or bylaws (which violation has not been subsequently remedied). Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, the Company has provided to Buyer complete and correct copies of the minutes of all meetings of the Company Board (and each committee thereof), the governing body of each Subsidiary, the shareholders of the Company, and the equity holders of each Subsidiary, in each case since January 1, 2003. Immediately upon execution hereof, the Company shall provide to Buyer complete and correct copies of the minutes of all meetings of the Company Board (and each committee thereof), the governing body of each Subsidiary, the shareholders of the Company, and the equity holders of each Subsidiary, in each case listed in Section 3.01(b) of the Company Disclosure Schedule.

     3.02. Authority to Execute and Perform Agreement. The Company has the corporate power and authority to enter into, execute and deliver this Agreement and, subject, in the case of consummation of the Merger to the approval of this Agreement by the holders of Company Common Stock, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and unanimously authorized by the Company Board. No other action on the part of the Company or the Subsidiaries is necessary to consummate the transactions contemplated hereby (other than approval of this Agreement by the holders of Company Common Stock). This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Buyer and Merger Sub, a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Each of the Company Board and the Special Committee, in each case at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement and the Merger, (ii) determining that the terms of the

Merger are fair to and in the best interests of the Company and its shareholders, (iii) determining that the Merger Agreement is fair to the shareholders of the Company and (iv) recommending that the Company's shareholders approve this Agreement and directing that this Agreement and the Merger be submitted for consideration by the Company's shareholders at the Company Shareholders' Meeting. The affirmative approval of the holders of a majority of the shares of Company Common Stock outstanding is the only vote of holders of Company capital stock required to adopt and approve this Agreement and the Merger.

     3.03. Capitalization and Title to Shares.

          (a) The Company is authorized to issue 15,000,000 shares of Company Common Stock, of which 3,395,977 shares were issued and outstanding as of February 25, 2006. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL and its predecessor statutes as judicially interpreted) and free of pre-emptive rights. As of February 25, 2006, there were 1,856,905 shares of Company Common Stock held in the Company's treasury.

          (b) Company Options to purchase 131,000 shares of Company Common Stock were outstanding as of February 25, 2006. Section 3.03(b) of the Company Disclosure Schedule includes a true and complete list of all Company Options outstanding as of February 25, 2006, which schedule shows the underlying shares that have vested, the applicable vesting and acceleration provisions and the expiration date. True and complete copies of all instruments (or the forms of such instruments) referred to in this 3.03(b)have been furnished to Buyer. All stock option plans (including all amendments requiring approval) have been duly approved by the Company's shareholders. No Company Options have been granted or issued since February 25, 2006.

          (c) The Company is authorized to issue 1,000,000 shares of Cumulative Preferred Stock, par value $.01 per share ("Company Preferred Stock"), none of which are issued and outstanding and none of which have been reserved for issuance.

          (d) Except for (i) shares indicated as issued and outstanding on February 25, 2006 in Section 3.03(a), and (ii) shares issued after such date upon the exercise of outstanding Company Options listed in Section 3.03(b) of the Company Disclosure Schedule, there are not as of the date hereof, and at the Effective Time there will not be, any shares of Company Common Stock or Company Preferred Stock issued and outstanding or otherwise reserved for issuance.

          (e) The Company's authorized capital stock consists solely of the Company Common Stock described in Section 3.03(a) and the Company Preferred Stock described in Section 3.03(c). There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, rights (including without limitation, pursuant to a so-called "poison pill"), repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of the Company or obligating the Company to grant, extend or enter into any such agreement, other than Company Options listed in Section 3.03(b) of the Company Disclosure Schedule. To the knowledge of the Company, there are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company. No dividends on the Company Common Stock have been declared or have accrued since January 19, 2006. All of the outstanding equity securities of the Company have been offered and issued in compliance with all applicable securities laws, including the Securities Act and "blue sky" laws.

          (f) Each outstanding share of capital stock or other ownership interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL and its predecessor statutes, as judicially interpreted) and was issued free of preemptive (or similar) rights, and each such share is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting, dividend or transfer rights, charges and other Encumbrances of any nature whatsoever.

          (g) There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which holders of the Company capital stock may vote.

          (h) There are not any outstanding Contracts of the Company or of any Subsidiary, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary. There are no issued and outstanding shares of capital stock of the Company that constitute restricted stock or that are otherwise subject to a repurchase or redemption right in favor of the Company.

     3.04. Subsidiaries.

          (a) Section 3.04(a) of the Company Disclosure Schedule sets forth a true and complete list of the names, jurisdictions of organization and capitalization of each Subsidiary and, for the Company and each Subsidiary, the jurisdictions in which it is qualified to do business. Section 3.04(a) of the Company Disclosure Schedule also sets forth for each such Subsidiary, the individuals who comprise the board of directors or comparable body for each such entity. Except as disclosed in Section 3.04(a) of the Company Disclosure Schedule, all issued and outstanding shares or other equity interests of each Subsidiary are owned directly by the Company free and clear of any Encumbrances, security interests or adverse claims. As used in this Agreement, "Subsidiary" means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which the Company or any Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Company or by any Subsidiary, or by the Company and one or more Subsidiary.

          (b) There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of the Company or any Subsidiary or obligating the Company or any Subsidiary to grant, extend or enter into any such agreement. There are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Subsidiary.

          (c) Other than the Subsidiaries or as disclosed in Section 3.04(c) of the Company Disclosure Schedule, the Company and the Subsidiaries own no equity interest in any other Person.

     3.05. No Conflict; Required Filings and Consents.

          (a) Except as set forth in Section 3.05 of the Company Disclosure Schedule, and assuming the adoption of this Agreement by the holders of the Company Common Stock and that all Consents described in this Section 3.05 have been obtained and all filings and notifications described in this Section 3.05 have been made and any waiting periods thereunder have terminated or expired, the execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any Subsidiary under, any provision of (i) the Company's articles of incorporation, the Company's By-Laws or the comparable articles of incorporation or organizational documents of any Subsidiary, (ii) any contract, agreement, deed, mortgage, lease or license, or any commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, that constitutes a binding contract, or other document or instrument, including any document or instrument evidencing or otherwise relating to any debt (each of the foregoing items in this clause (ii), a "Contract"), to which or by which the Company or any Subsidiary is a party or otherwise subject or bound or to which or by which any property, business, operation or right of the Company or any Subsidiary is subject or bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, injunction or decree, domestic or foreign ("Judgment"), or Law, applicable to the Company or any Subsidiary or their respective properties or assets, other than, in the case of clause (ii) and (iii) above, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any third party or Governmental Authority is required to be obtained or made by or with respect to the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) if required, compliance with and filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of

1976, as amended (the "HSR Act"), (ii) the filing with the U.S. Securities and Exchange Commission (the "SEC") of a proxy statement of the Company relating to the approval of this Agreement by the Company's shareholders (the "Proxy Statement") relating to the Merger and this Agreement, as amended or supplemented, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Wisconsin Department of Financial Institutions, respectively, and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and filings under the Laws of any foreign jurisdictions, if and to the extent required, and (v) such other items that are listed in Section 3.05(b) of the Company Disclosure Schedule.

     3.06. Compliance with Laws.

          (a) Permits. The Company and the Subsidiaries including their respective employees (to the extent applicable) have obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Authority (each, a "Permit") (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or any Subsidiaries or the holding of any such interest, and all of such Permits are in full force and effect; and no proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend or adversely modify any such Permit.

          (b) General Laws. The Company and the Subsidiaries have complied in a timely manner and in all material respects with all Laws relating to any of the property owned, leased or used by them, or applicable to their respective businesses, including, but not limited to, (i) the Foreign Corrupt Practices Act of 1977 and any other Laws regarding use of funds for political activity or commercial bribery and (ii) laws relating to interstate commerce, anti-kickback and antitrust; provided, however, that this Section 3.06(b) does not apply to
(A) employee-benefits matters, which are the subject of and covered by Section 3.12, (B) tax matters, which are the subject of and covered by Section 3.13, (C) labor and employment matters, which are the subject of and covered by Section 3.14, or (D) environmental and health and safety matters, which are the subject of and covered by Section 3.17.

          (c) Sarbanes Oxley Compliance.

               (i) The Company and each of its directors and officers are in compliance with, and have complied, in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the "Sarbanes-Oxley Act") and the Securities Exchange Act of 1934, as amended and the related rules and regulations promulgated under such Act (the "Exchange Act") and (B) the applicable listing and corporate governance rules and regulations of NASDAQ. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. The Company's disclosure controls and procedures are effective for the purposes set forth in Rule 13a-15 under the Exchange Act.

               (ii) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) ("internal controls"). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of the Company financial statements for external purposes in accordance with GAAP. In connection with the Company's Form 10-Q for the quarter ended November 26, 2005, as filed with the SEC (the "November 10-Q"), the Company's principal executive officer and principal financial officer disclosed, based on their then-most recent evaluation of internal control over financial reporting, to the Company's auditors and the audit committee of the Company Board (or persons performing the equivalent functions): (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information; and (ii) any material fraud that involves management or other employees who have a significant role in the Company's internal control over financial reporting. In connection with such evaluation: (i) no significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information were found to exist; nor (ii) was any material fraud that involved management or other employees who had a significant role in the Company's internal control over financial reporting found to exist.

          (d) Except as disclosed in Section 3.06(d) of the Company Disclosure Schedule, there are no outstanding loans made by the Company or any of the Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

     3.07. Company SEC Reports.

          (a) The Company previously has made available to Buyer (i) its Annual Report on Form 10-K for the year ended May 31, 2005 (the "Company 10-K"), as filed with the SEC, (ii) all proxy statements relating to the Company's meetings of shareholders held or to be held after May 31, 2005 and (iii) all other documents filed by the Company with, or furnished by the Company to, the SEC under the Exchange Act since January 1, 2003 and prior to the date of this Agreement (the "Company SEC Reports"). The Company SEC Reports were prepared in accordance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the Sarbanes-Oxley Act (to the extent applicable) and, in each case, the rules and regulations promulgated thereunder. As of their respective dates, such documents complied in all material respects, and all documents filed by the Company with the SEC (the "SEC Documents") under the Exchange Act between the date of this Agreement and the Closing Date shall comply, in all material respects, with applicable SEC requirements and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The parties agree that any failure of the Company's chief executive officer or chief financial officer to provide any certification required to be filed with any document filed with the SEC shall constitute an event that has a Company Material Adverse Effect. On and since January 1, 2003, the Company has timely filed, and between the date of this Agreement and the Closing Date shall timely file, with the SEC all documents required to be filed by it under the Exchange Act. No Subsidiary is required to file any form, report or other document with the SEC.

          (b) The Company has made available to Buyer a complete and correct copy of any amendments or modifications which are required to be filed with the SEC, but have not yet been filed with the SEC, if any, to (i) Contracts which have been filed by the Company with the SEC since January 1, 2003 pursuant to the Securities Act and Exchange Act and (ii) the Company SEC Reports filed prior to the date hereof. The Company has timely responded to all comment letters and other correspondence of the SEC relating to the SEC Documents, and the SEC has not notified the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has provided to Buyer true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of the Subsidiaries, on the other, occurring since January 1, 2003 and prior to the date hereof and shall, reasonably promptly following the receipt thereof, provide to Buyer any such correspondence sent or received after the date hereof. None of the SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

     3.08. Financial Statements; Debt.

          (a) The consolidated financial statements contained in the Company 10-K, the November 10-Q and in the Company's quarterly report on Form 10-Q for the quarter ended August 27, 2005 (together with the November 10-Q, the "Company 10-Qs") have been prepared from, and are in accordance with, the books and records of the Company and the Subsidiaries and present fairly, in all material respects, the consolidated financial condition and results of operations of the Company and the Subsidiaries as of and for the periods presented therein, all in conformity with United Stated generally accepted accounting principles ("GAAP") applied on a consistent basis, except as otherwise indicated therein and subject in the case of the unaudited financial statements included in the Company 10-Qs, to normal year-end adjustments, which in the aggregate are not material, and the absence of notes in the unaudited financial statements. Since May 31, 2005, there has been no material change in the Company's accounting methods or principles that would be required to be disclosed in the Company's financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

          (b) Section 3.08(b) of the Company Disclosure Schedule sets forth, as of the date hereof, all of the outstanding indebtedness of the Company and the Subsidiaries, including, without limitation, (i) the aggregate principal amount of borrowings under the revolving credit facility of the Second Amended and Restated Loan and Security Agreement dated August 11, 2004, as amended, among the Company, Outlook Label Systems, Inc. and Bank of America, N.A. and (ii) outstanding capital lease obligations. As of the date hereof there is not, and as of the Effective Time there will not be, any indebtedness of the Company except as set forth in

Section 3.08(b) of the Company Disclosure Schedule and as may be incurred in accordance with Section 5.01(b)(vi)(B) hereof. Neither the Company nor any Subsidiary guaranties any indebtedness of any Person other than of the Company or any Subsidiary, other than letters of credit, bonds and other similar instruments supporting performance obligations, in each case, as listed on
Section 3.08(b) of the Company Disclosure Schedule.

     3.09. Absence of Undisclosed Liabilities. The Company and the Subsidiaries have no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due or liabilities under Environmental Laws), other than liabilities (i) to the extent set forth in the balance sheet dated May 31, 2005 (or the notes thereto) included in the Company 10-K (the "Company Balance Sheet") or the Company's unaudited balance sheet dated November 26, 2005 (or the notes thereto) included in the November 10-Q, (ii) incurred since November 26, 2005 in the ordinary course of business and consistent with past practice, in each case in amounts that are not material to the Company and its Subsidiaries, taken as a whole, (iii) arising in the ordinary course of business and consistent with past practice under the Material Contracts (other than any liabilities arising out of or relating to a breach of, default under or termination of any Material Contract) or (v) included in Section 3.09 of the Company Disclosure Schedule.

     3.10. Absence of Adverse Changes.

          (a) Since May 31, 2005, except as disclosed in the November 10-Q, there has not been any change, event or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b) Except as set forth in Section 3.10(b)(iii) of the Company Disclosure Schedule or as disclosed in the November 10-Q, there has not been any action taken by Company or any Subsidiary during the period from May 31, 2005 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of
Section 5.01(b).

     3.11. Actions and Proceedings.

          (a) There are no outstanding orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or Governmental Authority against the Company, any Subsidiary or any of their securities, assets or properties. Except as listed on Section 3.11(a) of the Company Disclosure Schedule or summarized in the Company SEC Reports filed prior to the date hereof, (i) there are no Actions pending or, to the knowledge of the Company, threatened against the Company, any Subsidiary or any of their respective securities, assets or properties; and (ii) to the knowledge of the Company, there are no Actions pending or threatened against any of the directors or officers of the Company or of any of the Subsidiaries. No such Action has had, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect and, to the knowledge of the Company, there is no fact, event or circumstance that reasonably would be expected to give rise to any Action against the Company, any Subsidiary, any of their respective officers or directors or any of their respective securities, assets or properties that could have, alone or in combination with any other fact, event or circumstance, a Company Material Adverse Effect.

          (b) There are no pending nor, to the knowledge of the Company, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company or any Subsidiary, which if adversely determined, would have or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is subject to any pending, or to the knowledge of the Company threatened, product liability claims.

     3.12. Employee Benefit Plans.

          (a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of all Employee Plans established or maintained by the Company or any Subsidiary, or to which the Company or any Subsidiary makes contributions or premium payments, or under which the Company or any Subsidiary may have any liability (contingent or otherwise for the making of contributions or premiums or the payment of compensation or benefits). The Company has provided to Buyer accurate, current and complete copies of each of the following: (1) where the material Employee Plan has been reduced to writing, the plan document, together with all amendments; (2) where the material Employee Plan has not been reduced to writing, a written summary of all material plan terms; (3) all material trust agreements, custodial agreements, insurance policies, annuity contracts, administration agreements and similar agreements, investment management or investment advisory agreements related to the Employee Plans; (4) summary plan descriptions and similar summaries, and employee handbooks, (5) in the case of any Employee Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code"), a copy of the most recent determination letter from the United States Internal Revenue Service ("IRS"), (6) in the case of any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code, a copy of the IRS letter determining that it so qualifies; (7) in case of any plan for which Forms 5500 are required to be filed, the three most recently filed Forms 5500 (with schedules, financial statements and auditor's opinion attached). Except as provided under the Employee Plans, neither the Company nor any Subsidiary has made any commitments to any of its employees, former employees or any of their respective beneficiaries under which the Company or Subsidiary is obligated to provide any material benefit or payment (other than compensation paid in the ordinary course of business, consistent with past practice).

          (b) Each Employee Plan has been established and administered in all material respects (i) in accordance with its terms and (ii) in compliance with applicable Laws, including without limitation ERISA and the Code, and nothing has occurred that has subjected or could subject the Company or any Subsidiary (directly or indirectly) to a penalty under Section 502 of ERISA or to a tax or liability under Sections 4972, 4975, 4976, or 4979 of the Code.

          (c) Neither the Company nor any corporate, trust, partnership or other entity that would be considered as a single employer with the Company or any Subsidiary under Section 4001(1)(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code (each, together with the Company and any Subsidiary, an "ERISA Affiliate") has ever maintained or been required to contribute to any Employee Plan subject to Title IV of ERISA during the six year period ending on the last day of the most recent plan year ended prior to the date of this Agreement nor does any ERISA Affiliate have any liability (contingent or otherwise) with respect to a "multi employer plan" within the meaning of Section 2(37) or 4001(a)(3) of ERISA. No event has occurred that could subject the Company or any Subsidiary to liability under Section 4062, 4063 or 4064 of ERISA.

          (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter as to its qualification, and each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or circumstance exists that could reasonably be expected to result in the revocation of such letter. No administrative investigation, audit or other administrative proceeding by the IRS, Department of Labor or other governmental authority is pending or, to the knowledge of the Company, threatened.

          (e) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made timely to each Pension Plan, and to the extent not due have been appropriately accrued on the financial statements of the Company and the Subsidiaries in accordance with GAAP. All premiums or other payments which are due have been paid with respect to each Welfare Plan or fringe benefit plan, and to the extent that such amounts are owed with respect to periods prior to the Closing Date but are not yet payable, have been appropriately accrued on the financial statements of the Company and the Subsidiaries in accordance with GAAP.

          (f) There is no pending or, to the knowledge of the Company, threatened lawsuit, claim or other controversy relating to any Employee Plan that, if adversely determined, individually or in the aggregate would be reasonably expected to have a Company Material Adverse Effect.

          (g) Other than as required under Section 601 et seq. of ERISA, no Employee Plan that is a Welfare Plan provides for benefits or coverage following retirement or other termination of employment. Nothing has occurred with respect to any Employee Plan described in Section 4980B of the Code that could subject the Company or any Subsidiary to a Tax under Section 4980B of the Code.

          (h) Except as disclosed in Section 3.12(h) of the Company Disclosure Schedule, (i) there is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or consultant of the Company or any Subsidiary that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code; and (ii) the transactions contemplated by this Agreement will not cause or result in the payment or acceleration of the vesting or payment of any compensation or benefits under any Employee Plan.

          (i) No Employee Plan that is a material nonqualified deferred compensation plan subject to Section 409A of the Code ("Section 409A") has been materially modified (as defined under Section 409A) on or after October 3, 2004 and all such nonqualified deferred compensation plans have been operated and administered in good faith compliance with Section 409A since January 1, 2005.

          (j) No Employee Plan owns any shares of Company Common Stock or other equity securities of the Company.

          (k) Each Employee Plan ever maintained by the Company has been maintained in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Plan be registered under the Securities Act and state "blue sky" laws.

          (l) No "partial termination" (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Plan.

     3.13. Tax Matters.

          (a) For purposes of this Agreement, the term "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all United States federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers' compensation, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, capital, withholding and any other taxes, charges, duties, impositions or assessments, together with all interest, penalties and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. "Tax Return" (and, with correlative meaning, "Tax Returns") means any return, declaration, report, claim for refund, tax shelter disclosure statements or information return or statement filed or required to be filed with any taxing authority, including any attachments and schedules thereto with respect to the Company and the Subsidiaries any amendments thereof.

          (b) All Tax Returns required to be filed by or with respect to the Company and the Subsidiaries have been filed or will be filed within the time and in the manner prescribed by Law. All such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by the Company or the Subsidiaries, whether or not shown on any Tax Return, have been timely paid or will be timely paid.

          (c) No deficiency for any Tax has been asserted or assessed in writing against the Company or any Subsidiary (or, to the knowledge of the Company or any Subsidiary, threatened or proposed by any taxing authority), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no Encumbrances with respect to Taxes upon any of the assets or properties of the Company or the Subsidiaries, other than with respect to Taxes not yet due and payable.

          (d) There is no audit, examination, investigation or other proceeding in respect of Taxes of the Company or Subsidiaries currently pending, nor is the Company aware of any information which causes them to believe that any such audit, examination, investigation or other proceeding in respect of any material Taxes or the Company or the Subsidiaries is threatened.

          (e) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, any Taxes due from or with respect to the Company or the Subsidiaries for any taxable period. No power of attorney granted by or with respect to the Company or the Subsidiaries relating to Taxes is currently in force.

          (f) The Company and the Subsidiaries have not been and are not currently in violation (or, with or without notice or lapse of time or both, would be in violation) in any material respect of any applicable Law or regulation relating to the payment or withholding of Taxes, and all withholding and payroll Tax requirements required to be complied with by the Company and the Subsidiaries (including requirements to deduct, withhold and pay over amounts to any Governmental Authority and to comply with any record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party) have been satisfied in all material respects.

          (g) The Company and the Subsidiaries are not bound by and do not have any current obligation under any Tax indemnification, allocation or sharing agreement or similar contract or arrangement (other than agreements among the Company and Subsidiaries that are listed in Section 3.13(g) of the Company Disclosure Schedule).

          (h) Except as disclosed in Section 3.13(h) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has made or is obliged to make any payment that would not be deductible pursuant to Section 162(m) of the Code.

          (i) During the six year period immediately preceding the date of this Agreement, neither the Company nor any Subsidiary has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Code Section 355 or 361.

          (j) The Company has provided to Buyer complete and correct copies of all income and all other material Tax Returns for the Company or any Subsidiary with respect to the prior three taxable years (the "Specified Returns").

          (k) Except as set forth in the Specified Returns, neither the Company nor any of the Subsidiaries was required to make any disclosure to the Internal Revenue Service pursuant to Section 6111 of the Code or Section 1.6011-4 of the Treasury Regulations promulgated thereunder.

     3.14. Employee Relations.

          (a) None of the Company, the Subsidiaries, nor the Surviving Corporation shall be liable, by reason of the Merger, to any of employees of the Company or the Subsidiaries for severance pay or any other similar payments (other than accrued salary, vacation or sick pay in accordance with the normal policies of the Company and the Subsidiaries). True and complete information as to the name, current job title and compensation for each of the last three years of all current directors, executive officers and key employees of the Company and the Subsidiaries has been provided to Buyer. To the knowledge of the Company, no executive or key employee has any plan to terminate employment with the Company or the Subsidiaries.

          (b) The Company and each Subsidiary (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed to any employees or consultants or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), except for matters that, individually or in the aggregate, could not reasonably be expected to result in material liability to the Company or any Subsidiary.

          (c) No work stoppage or labor strike against Company or any Subsidiary is pending or, to the knowledge of the Company, threatened. Neither Company nor any Subsidiary is involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, could reasonably be expected to result in material liability to the Company or any Subsidiary. Neither the Company nor any Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that could reasonably be expected to result in material liability to the Company or any Subsidiary. Neither Company nor any Subsidiary is presently, nor been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in Section 3.14(c) of the Company Disclosure Schedule, and no collective bargaining agreement is being negotiated with the Company or any Subsidiary. To the knowledge of the Company, no union organizing campaign or activity with respect to non-union employees of the Company or any Subsidiary is ongoing, pending or threatened.

     3.15. Property and Assets. The Company and each Subsidiary has good and marketable title to, or, in the case of property held under a license, lease or other Contract, an Enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Company Balance Sheet or acquired after the date of the Company Balance Sheet (except for such assets which have been sold or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice or in a transaction disclosed in the November 10-Q) (collectively, the "Assets"). The Assets comprise all of the material assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to the conduct of the business of the Company and the Subsidiaries and are adequate to conduct such business. Except as disclosed in
Section 3.15 of the Company Disclosure Schedule, none of the Assets is subject to any Encumbrance other than (i) liens for current Taxes not yet due and payable, (ii) such imperfections of title, restrictions, encroachments, liens and easements as do not and could not reasonably be expected to materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which are reflected on the Company Balance Sheet. Except as disclosed in Section 3.15 of the Company Disclosure Schedule, there are no written or oral subleases, licenses, occupancy agreements or other Contracts that grant the right of use or occupancy of any real property owned or leased by Company or any Subsidiary (collectively, the "Real Property"), and there is no Person in possession of the Real Property other than Company and the Subsidiaries. There is no pending, or, to the knowledge of the Company, threatened eminent domain, condemnation or similar proceeding affecting any Real Property. The property and equipment of the Company and each Subsidiary that are used in the operations of business are (i) in good operating condition and repair, ordinary wear and tear excepted, and
(ii) have been maintained in all material respects in accordance with normal industry practices. Section 3.15 of the Company Disclosure Schedule lists all Real Property. The Company has delivered to the Buyer true, correct and complete copies of the Real Property leases including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements related thereto.

     3.16. Intellectual Property.

          (a) The Company and the Subsidiaries are the sole owners of, are licensed or otherwise have the right to use all Company Technology, and none of the Company Technology is in the possession, custody, or control of any Person other than the Company or the Subsidiaries other than pursuant to enforceable contractual rights.

          (b) Neither the Company nor any Subsidiary (i) has interfered with, infringed upon, misappropriated, diluted, or otherwise come into conflict with any Intellectual Property rights of third parties or (ii) has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, dilution, misappropriation, dilution, or violation (including any claim that a Person must license or refrain from using any material Intellectual Property rights of any third party in connection with the conduct of the business of the Company and the Subsidiaries (the "Business") or the use of the Company Technology). To the knowledge of the Company, no third party has interfered with, infringed upon or misappropriated any Company Technology.

          (c) Section 3.16(c) of the Company Disclosure Schedule identifies (i) all registered Intellectual Property which has been issued to the Company or any Subsidiary or relates to the Business, (ii) each pending application for registration which the Company or any

Subsidiary has made with respect to any Company Technology, (iii) each material Contract which the Company or any Subsidiary has granted to any third party with respect to any of (i) or (ii) above and (iv) each material Contract which the Company or any Subsidiary has granted to any third party with respect to Company Technology that is not included in (i) or (ii) above. Each such registration is valid and subsisting. Section 3.16(c) of the Company Disclosure Schedules also identifies each material trade name, trade dress and unregistered trademark or service mark used by the Company or any Subsidiary. With respect to each item of Company Technology:

               (i) the Company and the Subsidiaries possess all right, title, and interest in and to such item, free and clear of any Encumbrance;

               (ii) such item is not subject to any outstanding government order, and no Action is pending or, to the knowledge of the Company, threatened, which challenges the legality, validity, enforceability, use or ownership of such item; and

          (d) Section 3.16(d) of the Company Disclosure Schedules identifies each item of material Company Technology that any Person other than the Company or any Subsidiary owns and that is used by the Company and the Subsidiaries pursuant to any license, sublicense or other Contract (the "Licenses"). Except as disclosed on Section 3.16(d) of the Company Disclosure Schedules, no royalties in excess of $250,000 would reasonably be expected to be paid under any such License for the use of any such Company Technology over the term thereof. The Company has provided to Buyer true, accurate and complete copies of all Licenses, in each case, as amended or otherwise modified and in effect. With respect to each such item identified on Section 3.16(d) of the Company Disclosure Schedules: (a) such item is not subject to any outstanding government order, and no Action is pending or threatened which challenges the legality, validity or enforceability of such item and (b) none of the Company or any Subsidiary has granted any sublicense or similar right with respect to any License covering such item.

          (e) All products made, used, or licensed under any issued patents that are part of the Company Technology are properly marked with patent notices. Products and other materials that use any trademark or service mark that is part of the Company Technology or otherwise used in the Business bear proper trademark notices and all works that are part of the Company Technology and provided or published to third parties are marked with proper copyright notices.

          (f) Substantially all current and former employees of the Company or any Subsidiary who contributed to the Company Technology in any way have executed enforceable Contracts that assign to the Company or a Subsidiary all the respective rights, including Intellectual Property, to any inventions, improvements, discoveries or information relating to the Company Technology.

          (g) The Company and each Subsidiary maintains policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance in all material respects with all applicable laws. There have been no material security breaches relating to, violations of any security policy regarding, or any unauthorized access of, any data used in the Business, and the use and dissemination of any and all data and information concerning individuals by the Business is in compliance with all applicable privacy policies, terms of use, and laws.

          (h) For purposes of this Agreement:

     "Company Technology" means any and all Technology and Trademarks used in connection with and material to the Business and any and all Intellectual Property in any and all such Technology.

     "Intellectual Property" means the entire right, title and interest in and to all proprietary rights of every kind and nature, including all rights and interests pertaining to or deriving from:

               (i) patents, copyrights, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and computer software or firmware;

               (ii) trademarks, trade names, service marks, service names, brands, trade dress and logos (collectively, the "Trademarks"), and the goodwill and activities associated therewith;

               (iii) domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

               (iv) any and all registrations, applications, recordings, licenses, common-law rights and Contracts relating to any of the foregoing; and

               (v) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

     "Technology" means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.

     3.17. Environmental and Safety Laws.

          (a) Except as set forth in Section 3.17 of the Company Disclosure Schedule or as has not had and would not reasonably be expected to have a Company Material Adverse Effect:

               (i) The Company and the Subsidiaries are and have been in compliance with all Environmental Laws.

               (ii) The Company and the Subsidiaries have not received any written request for information, demand, administrative inquiry, notice of claim, notice of intent to bring a "citizens suit" under any Environmental Laws, or other information indicating that it is or may be liable or held responsible under Environmental Laws, and there is no civil, administrative, or criminal proceeding pending or, to the Company's knowledge, threatened against the Company or any Subsidiary or any Person for whose conduct the Company or any Subsidiary may be held responsible, under any Environmental Laws. The Company does not have any reason to believe that any of the items enumerated in this subsection (ii) will be forthcoming.

               (iii) There has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material (including toxic mold), substance or waste, or petroleum or any fraction thereof, (each a "Hazardous Substance") on, upon, into or from any property currently or heretofore owned, leased or operated by the Company or any Subsidiary in a manner that would create liability for the Company or any Subsidiary under any Environmental Law. No property currently or heretofore owned, leased or operated by the Company or any Subsidiary is listed or, to the knowledge of the Company, proposed for listing on any published U.S. federal, state or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States.

               (iv) There have been no Hazardous Substances generated by the Company or any Subsidiary, or, to the knowledge of the Company, by any Person for whose conduct the Company or any Subsidiary may be held responsible, that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States.

               (v) No underground storage tanks; polychlorinated biphenyls ("PCBs") or PCB-containing equipment; lead or lead-based paint; asbestos or asbestos-containing materials; or toxic mold, mildew or fungi are present at any property currently owned, leased or operated by the Company or any Subsidiary in a manner or condition which would: (i) require abatement or remedial action under Environmental Laws; or (ii) reasonably be expected to give rise to liability for the Company or any Subsidiary. No hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, is generated or stored on any property currently owned, operated, or operated by the Company or any Subsidiary, except for the generation or storage of hazardous waste in compliance with Environmental Laws.

          (b) The Company and the Subsidiaries hold, and are in compliance in all material respects with, all permits, certificates, licenses, approvals, registrations and authorizations required under all Environmental Laws for the operation of the Business as currently conducted or as currently proposed to be conducted ("Environmental Permits"). All Environmental Permits are in full force and effect. A complete list of all Environmental Permits is provided in Section
3.17 of the Company Disclosure Schedule.

          (c) Section 3.17 of the Company Disclosure Schedule identifies each Hazardous Substance that is currently being used by the Company or any of the Subsidiaries in connection with their respective businesses, the use of which is subject to the rules and regulations promulgated under the Occupational Safety and Health Act of 1970 with respect to the preparation, posting and dissemination of "material safety data sheets" (as that term is used therein) and related matters.

          (d) The Company has provided to Buyer true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments with respect to the Company and the Subsidiaries.

          (e) For purposes of Section 3.17, "Environmental Laws" means any applicable Law, regulation, or other applicable requirement relating to (i) releases or threatened releases of Hazardous Substances; (ii) pollution or protection of employee health or safety, public health or the environment; or
(iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

     3.18. Material Contracts.

          (a) Except as specifically set forth in Section 3.18(a) of the Company Disclosure Schedule, (i) each Material Contract (as defined below) is a legal, valid and binding agreement in full force and effect (except for such Material Contracts that have expired subsequent to the date of this Agreement in accordance with their terms which are legal, valid and binding agreements in full force and effect as of the date hereof) and enforceable in accordance with its terms (except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)), (ii) neither the Company nor any of the Subsidiaries is and, to the knowledge of the Company, no counterparty is in breach or violation of, or default under, any Material Contract, (iii) neither the Company nor any of the Subsidiaries has received any claim of default under any Material Contract, and (iv) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is listed on Section 3.18(b) of the Company Disclosure Schedule.

A complete and correct copy of each Material Contract has previously been provided by the Company to Buyer and its counsel or filed by the Company with the SEC.

          (b) For purposes of this Agreement, the term "Material Contract" means any of the following Contracts (together with all exhibits and schedules thereto) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound:

               (i) any partnership or limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

               (ii) any Contract (other than among consolidated Subsidiaries) relating to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of $50,000 in the aggregate or (B) deferred purchase price or other seller financed arrangements (including conditional sale arrangements), obligations secured by a lien, or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company and the Subsidiaries are greater than $50,000;

               (iii) any Contract filed or required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed or required to be disclosed on Form 8-K, other than Plans disclosed under Section 3.12(a);

               (iv) any Contract that purports to limit in any material respect the right of the Company or any of the Subsidiaries or any of their respective Affiliates (A) to engage or compete in any line of business or market, or to sell, supply or distribute any service or product or (B) to compete with any Person or operate in any location;

               (v) any Contract that (A) contains most favored customer pricing provisions, (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person or (C) involves requirements, fixed volume or other similar commitments;

               (vi) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of $250,000 executed in the past three years;

               (vii) any Contract not otherwise disclosed on Schedule 3.18(b) of the Company Disclosure Schedule which by its terms requires payments by the Company and the Subsidiaries of more than $250,000 in the aggregate, over the remaining term of such Contract;

               (viii) any Contract (other than a purchase order or confirmation made in the ordinary course of business consistent with past practice) with a Key Customer or a Key Supplier;

               (ix) any lease in respect of real property;

               (x) any Contract that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger;

               (xi) any Contract pursuant to which the Company and the Subsidiaries would, over the term of such Contract, reasonably be expected to make or receive payments in excess of $250,000 that requires the Consent of a Governmental Authority or other third party in the event of, or with respect to, the Merger or the transactions contemplated by this Agreement, including in order to avoid the termination of, or loss of a material benefit under, any such Contract;

               (xii) any Contract not otherwise disclosed on Schedule 3.18(b) of the Company Disclosure Schedule with an Affiliate of the Company or a Subsidiary;

               (xiii) any license, royalty or other Contract concerning Intellectual Property which is material to the Company and the Subsidiaries taken as a whole;

               (xiv) any acquisition Contract pursuant to which the Company or any of the Subsidiaries has continuing indemnification obligations or "earn-out" or other contingent payment obligations that could result in payments in excess of $250,000 in the aggregate or payments in equity;

               (xv) any Contract or group of Contracts with a single counterparty not otherwise disclosed in Section 3.18(b) of the Company Disclosure Schedule that, if terminated or subject to a default by any party thereto, would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect;

               (xvi) any Contract with any director, officer or other employee of the Company or any of the Subsidiaries requiring severance, change of control or other payments in connection with the transactions contemplated hereby;

               (xvii) all other employment, consulting, severance, termination or indemnification Contracts between the Company or any Subsidiary and any director, officer or other employees of the Company or any Subsidiary providing for noncontingent cash payments in excess of $75,000 per year;

               (xviii) all Contracts under which the Company or any Subsidiary has advanced or loaned any funds in excess of $50,000 individually;

               (xix) all guarantees of any obligations in excess of $50,000; and

               (xx) any other Contract that is material to the Company and the Subsidiaries taken as a whole.

     3.19. Insurance. All policies or binders of Property insurance including business interruption and extra expense coverage, General / Product Liability, Workers' Compensation, Automobile Liability, Directors' and Officers' and other insurance held by or on behalf of the Company and the Subsidiaries are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by the Company and the Subsidiaries and are in material conformity with the requirements of all leases or other agreements to which the Company or the relevant Subsidiary is a party and are valid and enforceable in accordance with their terms. Copies of such policies and binders have been provided to Buyer. Neither the Company nor any Subsidiary is in default with respect to any provision contained in such policy or binder nor has the Company or any Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion. All premiums for each policy or binder have been paid for the current period, and there are no outstanding premium finance payments due for such period. Except as set forth on Section 3.19 of the Company Disclosure Schedule, there are no material outstanding unpaid claims under any such policy or binder. Neither the Company nor any Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

     3.20. Board Approvals.

          (a) The Company Board, as of the date of this Agreement, has determined (i) that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) to propose this Agreement for approval by the Company's shareholders and to declare the advisability of this Agreement, and
(iii) recommended that the shareholders of the Company approve this Agreement and directed that this Agreement be submitted for consideration by the Company's shareholders at the Company Shareholders' Meeting (collectively, the "Company Board Recommendation").

          (b) The Company has taken all actions permitted by applicable law that are necessary to prevent any restrictions contained in any "fair price," "control share acquisition," "business combination" or similar statute (including Sections 180.1140-180.1144 and 180.1150 of the WBCL) from applying to the execution, delivery or performance of this Agreement.

     3.21. Interested Party Transactions. Since the date of the filing of the Company's 2005 annual meeting proxy statement with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not yet been reported prior to the date hereof.

     3.22. Financial Advisor; Transaction Fees.

          (a) The Company Board has received the opinion of Cleary Gull Inc. to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. The Company has provided to Buyer a true and complete copy of the written version of such opinion.

          (b) Other than Cleary Gull Inc., no broker, finder, agent or similar intermediary has acted on behalf of the Company or any Subsidiary in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company or any Subsidiary, or any action taken by the Company or any Subsidiary, except for payments due to Cleary Gull Inc. on the terms which have previously been disclosed to Buyer. The Company has heretofore furnished to Buyer a complete and correct copy of all agreements between the Company (or any Subsidiary) and Cleary Gull Inc. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

          (c) Section 3.22 of the Company Disclosure Schedule sets forth (i) the transaction fees and expenses incurred by the Company and the Subsidiaries as of the date hereof and (ii) all transaction fees and expenses that, as of the date hereof, the Company and the Subsidiaries are obligated to pay, and a good faith estimate of all other transaction fees and expenses that the Company and the Subsidiaries expect to pay, upon consummation of the transactions contemplated hereby.

     3.23. Commercial Relationships. Section 3.23 of the Company Disclosure Schedule lists the Company's (a) top twenty customers and distributors by revenue for (i) the Company's fiscal year ended May 31, 2004 and (ii) the Company's fiscal year ended May 31, 2005 and the six months ended November 26, 2005 (the customers and distributors listed pursuant to this clause (ii), collectively, "Key Customers") and (b) top ten suppliers with respect to amounts paid to suppliers by the Company for (i) the Company's fiscal year ended May 31, 2004 and (ii) the Company's fiscal year ended May 31, 2005 and the six months ended November 26, 2005 (the suppliers listed pursuant to this clause (ii), collectively, "Key Suppliers"). During the last twelve months, none of the Key Customers or Key Suppliers or any of the Company's or the Subsidiaries' other material collaborators, licensors, licensees or strategic partners, has canceled or otherwise terminated its relationship with Company or a Subsidiary or, other than as a result of the completion of a project-specific order in accordance with its terms, has materially decreased its relationship with Company or a Subsidiary. To the knowledge of the Company, no such Person has any plan or intention, and the Company has not received any threat or notice from any such Person, to terminate, otherwise cancel or, other than as a result of the expected completion of a project-specific order in accordance with its terms, materially decrease such Person's relationship with Company or a Subsidiary.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

     Except as set forth in the disclosure schedule delivered by Buyer and Merger Sub to the Company concurrently with the execution and delivery of this Agreement (the "Buyer Disclosure Schedule"), which references the particular sections set forth below, Buyer and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

     4.01. Organization and Qualification; Subsidiaries. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Merger Sub is a corporation duly organized and validly existing with active status under the laws of the State of Wisconsin. Each of Buyer and Merger Sub has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Buyer and Merger Sub is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be likely to prevent or materially delay consummation of the Merger (a "Buyer Material Adverse Effect").

     4.02. Authority Relative to this Agreement. Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub. Buyer and Merger Sub have duly executed and delivered this Agreement, and this Agreement constitutes (assuming due authorization, execution and delivery by the Company) the legal, valid and binding obligation of Buyer and Merger Sub, enforceable against them in accordance with its terms (except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)).

     4.03. No Conflict; Required Filings and Consents.

          (a) The execution and delivery by Buyer and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer or Merger Sub under, any provision of (i) the charter, by-laws or other organizational documents of Buyer or Merger Sub, (ii) any Contract to which Buyer or Merger Sub is a party or by which any of their respective properties or assets is bound or
(iii) subject to the filings and other matters referred to in Section 4.03(b), any Judgment or Law applicable to Buyer or Merger Sub or their properties or assets, other than, in the case of clause (ii) and (iii) above, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

          (b) No Consent of, or registration, declaration or filing with, any third party or Governmental Authority is required to be obtained or made by or with respect to Buyer or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filing of a pre-merger notification report under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the Transactions, (iii) the filing of the Articles of Merger with the State of Wisconsin Department of Financial Institutions, respectively, and appropriate documents with the relevant authorities of the other jurisdictions in which Buyer or Merger Sub is qualified to do business, (iv) compliance with and filings under the Laws of any foreign jurisdictions, if and to the extent required, and (v) such other items that have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

     4.04. Brokers. Except as set forth on Schedule 4.04 of the Buyer Disclosure Schedule, no broker, investment banker, financial advisor or other Person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or Merger Sub.

     4.05. Financing. Buyer has provided the Company with a non-binding indication of interest (such letter or any substitute letter, as amended, the "Senior Debt Letter"; any financing to be provided thereunder or any substitute financing, the "Senior Debt Financing") from Bank of America, N.A. (the "Lender"). Buyer has provided the Company with a fully executed commitment letter from John Hancock Life Insurance Company (the "Hancock Commitment Letter") accepted by Buyer, pursuant to which John Hancock Life Insurance Company and its affiliates have committed, subject to the terms and conditions set forth therein, to provide the cash equity and subordinated debt financing (the "Hancock Financing") to Buyer in connection with the Transactions. Buyer has provided the Company with a fully executed commitment letter from Milestone Partners II, L.P. (the "Milestone Commitment Letter"; together with the Hancock Commitment Letter, the "Commitment Letters") accepted by Buyer, pursuant to which Milestone Partners II, L.P. has committed, subject to the terms and conditions set forth therein, to provide cash equity financing (the "Milestone Financing"; together with the Hancock Financing and the Senior Debt Financing, the "Financing") to Buyer in connection with the Transactions. As of the date hereof, the obligations to fund the commitments under the Commitment Letters are not subject to any condition other than as set forth in the Commitment Letters or as otherwise set forth herein. The Commitment Letters have been duly executed by all parties thereto and are in full force and effect as of the date hereof. All commitment and other fees required to be paid under the Commitment Letters on or prior to the date hereof have been paid. Assuming the funding of the Financing under the Senior Debt Letter and the Commitment Letters in accordance with the terms thereof and the terms of this Agreement and the accuracy of the representations and warranties set forth in Article III hereof (when read in accordance with the applicable standards set forth in Section 7.01), Buyer will have available to it at the Closing funds sufficient to pay the aggregate Merger Consideration, the aggregate Option Amount and any other amounts required to be paid by the Buyer under this Agreement in connection with the Merger and the other transactions contemplated hereby.

     4.06. Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Buyer or Merger Sub, threatened, against Buyer or Merger Sub before any Governmental Authority that could reasonably be expected to materially delay or prevent the consummation of the Transactions. As of the date hereof, neither Buyer, nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Buyer and Merger Sub, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that could reasonably be expected to materially delay or prevent the consummation of the Transactions.

     4.07. Operations of Buyer and Merger Sub. Buyer and Merger Sub were formed solely for the purpose of engaging in the Transactions contemplated by this Agreement and have not, other than in connection with the transactions contemplated hereby or other than those incidental to its organization, maintenance of corporate existence, and the Transactions, (i) engaged in any business activities, (ii) conducted any operations, (iii) incurred any liabilities or (iv) owned any assets or property.

     4.08. Ownership of Company Common Stock. As of the date hereof, none of Buyer, Merger Sub and any of its Affiliates (a) is the beneficial owner of any shares of Company Common Stock, or (b) has entered into a binding Contract with the Company or any of its Affiliates other than this Agreement and the Confidentiality Agreement.

                                   ARTICLE V
                            COVENANTS AND AGREEMENTS

     5.01. Conduct of Business. Except with the prior written consent of Buyer or as set forth in Section 5.01 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company shall observe the following covenants:

          (a) Affirmative Covenants Pending Closing. The Company shall:

               (i) Preservation of Personnel. Use its commercially reasonable best efforts to preserve intact and keep available the services of present employees of the Company and the Subsidiaries;

               (ii) Insurance. Keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement;

               (iii) Preservation of the Business; Maintenance of Properties, Contracts. Use commercially reasonable best efforts to develop, commercialize, and pursue any regulatory approvals for, products of the Company and the Subsidiaries and to advertise, promote and market the products of the Company and the Subsidiaries, and use commercially reasonable best efforts to keep the Company's and the Subsidiaries' properties intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of the Business on a basis consistent with past practice, and to perform and comply with the terms of the Material Contracts;

               (iv) Intellectual Property Rights. Use commercially reasonable best efforts to preserve and protect all Intellectual Property rights of the Company and the Subsidiaries;

               (v) Ordinary Course of Business. Operate the Business in the ordinary course consistent with past practices;

               (vi) Company Options. Without limiting the generality of Section 2.04(c), take all actions reasonably necessary with respect to Company Options to effectuate the terms of this Agreement; provided, however, that Buyer shall have the right to approve any agreements to modify material terms of the underlying instruments; and

               (vii) Strategic Decisions. Subject to any restrictions imposed by applicable Law, consult with Buyer prior to taking any action or entering into any transaction that may be of strategic importance to the Company or any Subsidiary.

          (b) Negative Covenants Pending Closing. The Company shall not:

               (i) amend or otherwise change its Articles of Incorporation or Bylaws or elect or appoint any new directors or officers;

               (ii) issue, sell, pledge, dispose of, grant, encumber or otherwise subject to any Encumbrance, (A) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, rights, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Company Options outstanding on the date hereof in accordance with the terms thereof ), or (B) any material assets of the Company or any Subsidiary, except for dispositions of inventory or obsolete or excess equipment that has been replaced and upgraded in the ordinary course of business and in a manner consistent with past practice;

               (iii) make any change in the number of shares of its capital stock authorized, issued or outstanding (other than issuances of shares in connection with the exercise of Company Options outstanding on the date hereof) or grant or accelerate the exercisability of any option, warrant or other right to purchase shares of its capital stock, other than, in the case of options, acceleration in accordance with the terms of Company Options in effect as of the date hereof in connection with the Transactions;

               (iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other such Subsidiary, except for quarterly dividends of $0.06 per share of Company Common Stock in accordance with past practice;

               (v) (A) reclassify, combine, split or subdivide any of its capital stock or issue or authorize any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (B) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock, other equity interests or other securities of the Company or any Subsidiary (other than resulting from the exercise of Company Options, payment of the exercise price for which is made in the form of Company Common Stock or Company Options in accordance with the Company Stock Option Plans);

               (vi) (A) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination), or enter into any memorandum of understanding, letter of intent or other agreement, arrangement or understanding to acquire, any corporation, partnership, limited liability company, other business organization or any division thereof; (B) repurchase, repay, cancel or incur any indebtedness, or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets except pursuant to the Company's debt obligations under the agreements listed in Section 5.01(b)(vi) of the Company Disclosure Schedule in the ordinary course of business and consistent with past practice; (C) permit or allow the aggregate indebtedness of the Company and its Subsidiaries (including, without limitation, debt for borrowed money and capital lease obligations) to exceed $10,000,000; (D) except in accordance with the Company's Fiscal 2006 Capital Budget provided to Buyer prior to the date hereof, authorize, or make any commitment with respect to, any capital expenditure or acquire any property or asset in excess of $25,000 individually, but in no event to exceed $100,000 in the aggregate; (E) enter into any new line of business; or (F) make investments in Persons other than wholly owned Subsidiaries existing as of the date hereof;

               (vii) (a) sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any material Intellectual Property rights, or (b) fail to pay any fee, take any action or make any filing reasonably necessary to maintain material Intellectual Property of the Company;

               (viii) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger);

               (ix) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company or any Subsidiary is a party and which relates to a business combination involving the Company or any of the Subsidiaries, except with respect to limited waivers of standstills as specifically contemplated by Section 5.06(b);

               (x) Except as set forth in Section 5.01(b)(x) of the Company Disclosure Schedule, (A) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation of employees who are not directors or officers in the ordinary course of business and in a manner consistent with past practice; (B) grant any retention, severance or termination pay to, or enter into or amend any employment, bonus, change of control, severance or other agreement with, any current or former director, officer or other employee of the Company or of any Subsidiary;
     (C) establish, adopt, enter into, terminate or amend any collective bargaining arrangement or Employee Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by Law; or (D) grant any equity or equity-based awards;

               (xi) make any change (or file any such change) in any method of Tax accounting or make, change or rescind any Tax election, settle or compromise any Tax liability, file any amended Tax Return (except as required by Law), enter any closing agreement relating to Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice);

               (xii) except as disclosed in the Company SEC Reports filed prior to the date hereof or as required by a Governmental Authority (including the Financial Accounting Standards Board or any similar organization ("FASB")), make any change to its methods of accounting in effect at May 31, 2005, except as required by changes in GAAP or Regulation S-X of the Exchange Act or as may be required by a change in applicable Law;

               (xiii) write up, write down or write off the book value of any assets, other than (i) with regard to assets that are not material to the Company and the Subsidiaries, taken as a whole, in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP or FASB;

               (xiv) pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not an Action (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent in amount and kind with past practice;

               (xv) pay, discharge, waive, release, assign, settle or compromise any pending or threatened Action (i) in respect of any matter requiring payment by the Company or any Subsidiary in excess of $25,000 individually or $150,000 in the aggregate or entailing any admission of liability by the Company or any Subsidiary or entailing any material non-monetary relief against the Company or any Subsidiary, or (ii) that is brought by any current, former or purported holder of any securities of the Company or any Subsidiary in its capacity as such;

               (xvi) other than in the ordinary course of business, in a manner consistent with past practice and on terms not adverse in any material respect to the Company and the Subsidiaries taken as a whole, (A) enter into, amend, modify, cancel or consent to the termination of any Material Contract or any Contract that would be a Material Contract if in effect on the date of this Agreement; or (B) amend, waive, modify, cancel or consent to the termination of the Company's or any Subsidiary's rights thereunder;

               (xvii) amend, supplement, modify or waive any of the Company's existing takeover defenses or take any action to render any state takeover statutes inapplicable to any transaction other than the Merger and the transactions contemplated by this Agreement;

               (xviii) (A) take any action to cause its representations and warranties set forth in Article III to be untrue in a manner which could permit Buyer to terminate this Agreement; (B) take any action that would reasonably be likely to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement; or (C) take any action that would have or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

               (xix) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

     5.02. Corporate Examinations and Investigations. Prior to the Effective Time, the Company shall provide or cause to be provided to Buyer (including its officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives) such access to the officers, employees, agents, assets, properties, business, operations, books, records, commitments and contracts of the Company and the Subsidiaries as is reasonably necessary or appropriate in connection with Buyer's investigation of the Company with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize any disruption to or impairment of the Business, and the Company shall cooperate with respect thereto. Without limiting the foregoing, Buyer and its Representatives shall be allowed to conduct visual inspections, take measurements, make surveys and conduct an environmental investigation of the Company, its Subsidiaries and their properties. No investigation by Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. In order that Buyer may have full opportunity to make such investigation, the Company shall furnish the representatives of Buyer during such period with all such information and copies of such documents concerning the affairs of the Company and the Subsidiaries as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation. The information and documents so provided shall be subject to the terms of the Confidentiality Agreement (as defined in Section 5.06(a)); provided that Buyer and its representatives shall be permitted to disclose information as necessary and consistent with customary practice in connection with the Financing.

     5.03. Further Action; Consents; Filings. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable to bring about the satisfaction of the other party's conditions to closing set forth herein, in the most expeditious manner practicable, including without limitation, if applicable, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall, at the request of Buyer: (i) take all action within its power reasonably requested by Buyer as necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, take all action within its power reasonably requested by Buyer as necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the transactions contemplated hereby. Nothing in this Agreement shall be deemed to require any party to waive any provision of this Agreement or any other substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets.

     5.04. Preparation of Proxy Statement; Shareholders Meeting.

          (a) As promptly as practicable and, in any event, within 21 days following the date of this Agreement, (i) the Company shall prepare and file with the SEC the preliminary Proxy Statement, and (ii) each of the Company and Buyer shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other filings that are required to be filed by such party in connection with the transactions contemplated hereby (the "Other Filings"). Each of the Company and Buyer shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Buyer shall use commercially reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its commercially reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company's shareholders as promptly as reasonably practicable after the date of this Agreement; provided, however, the Company shall not be obligated to mail the definitive Proxy Statement to its shareholders until the Buyer shall have obtained a fully-executed commitment letter reasonably satisfactory to the Company from the Lender or other financing sources for at least $22,000,000 in senior debt financing. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Shareholders' Meeting, any information relating to the

Company, Buyer or any of their respective Affiliates, officers or directors, should be discovered by the Company or Buyer which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party with reasonable time and opportunity to review and comment on such document or response and, unless there has been a Change of Recommendation pursuant to 5.06(c) and termination in accordance with the termination provisions hereof, shall include in such document or response all such comments as may be reasonably proposed by the other party. Subject to Section 5.06(c), (i) the Proxy Statement shall contain the recommendation of the Company Board that the shareholders of the Company vote to adopt and approve this Agreement and the Merger and (ii) if requested to do so by Buyer at any time prior to the Company Shareholders' Meeting (as defined in Section 5.04(b)) and subject to compliance with applicable Laws, if there shall have been publicly announced an alternative Acquisition Proposal, the Company Board shall promptly, and in any event, no later than the earlier to occur of (x) the date that is three calendar days after such request and (y) the last day prior to the Company Shareholders' Meeting, publicly reaffirm such recommendation and announce that it is not recommending that the shareholders of the Company accept an alternative Acquisition Proposal.

          (b) The Company shall duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting"), as promptly as reasonably practicable after the date of this Agreement for the sole purpose of voting upon the adoption of this Agreement.

          (c) Subject to Section 5.06(c), the Company shall use commercially reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement (including, without limitation, retain a proxy solicitation firm if so requested by Buyer) and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the NASDAQ or applicable Law to obtain such approvals. Without limiting the generality of the foregoing, if the Company Shareholders' Meeting has been duly convened and, based upon the results of the Company's proxy solicitation and other relevant evidence existing as of that time, the Company determines that there are not sufficient votes in favor of the adoption of this Agreement to obtain such approvals, then, if requested by Buyer, the Company shall adjourn the Company Shareholders' Meeting for up to two 15-calendar day periods, during which period the Company shall continue to comply with its obligations under the preceding sentence. Unless this Agreement shall have been terminated in accordance with Section 9.01, nothing contained in herein shall limit the Company's obligation to convene and hold the Company Shareholders' Meeting, regardless of whether the Company Board has effected a Change of Recommendation.

          (d) The information supplied by Buyer for inclusion in the Proxy Statement or Other Filings shall not, at (i) the time filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) or Other Filing is first mailed to the shareholders of the Company, (iii) the time of the Company Shareholders' Meeting or (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Buyer, or its officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement or Other Filings should be discovered by Buyer, Buyer shall promptly inform the Company thereof. All documents that Buyer is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (e) The information supplied by the Company for inclusion in the Proxy Statement or Other Filings shall not, at (i) the time filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) or Other Filing is first mailed to the shareholders of the Company, (iii) the time of the Company Shareholders' Meeting or (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement or Other Filing should be discovered by the Company, the Company shall promptly inform Buyer. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     5.05. Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Buyer and the Company. Thereafter, neither Buyer nor the Company shall issue any press release or otherwise making any public statements with respect to this Agreement or the Merger without the prior written consent of the other party, except to the extent public disclosure is required by applicable Law or the requirements of NASDAQ, in which case the issuing party shall use its commercially reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

     5.06. No Solicitation.

          (a) The Company agrees that neither it nor any Subsidiary shall, nor shall it authorize or permit the officers, directors, employees, accountants, consultants, legal counsel, financial advisors (including without limitation, Cleary Gull Inc. and its Affiliates), financing sources, agents and other representatives (collectively, "Representatives") of the Company or the Subsidiaries to, directly or indirectly, (i) solicit, initiate, propose, encourage or take any action to facilitate the submission of any Acquisition Proposal, (ii) initiate or participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than Buyer or its Representatives) any information in connection with, or which would be reasonably expected to result in, any Acquisition Proposal, or (iii) take any action to exempt any Person from the restrictions contained in Section 180.1140 to 180.1144 of the WBCL (or any similar provision) or otherwise cause such restrictions not to apply; provided, however, that, at any time prior to June 20, 2006, nothing contained in this Agreement shall prevent the Company or the Company Board (or any committee thereof) from furnishing information to, or engaging in negotiations or discussions with, any Person in connection with an unsolicited bona fide written Acquisition Proposal by such Person received after the date hereof, if and only to the extent that prior to taking such action the Special Committee (A) determines in good faith (after consultation with its outside legal counsel and Cleary Gull Inc. or another financial advisor of nationally recognized reputation) that (I) such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, which Acquisition Proposal was not, directly or indirectly, the result of a breach of this Section 5.06, and
(II) it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law, and (B) receives from such Person an executed confidentiality agreement, the terms of which are substantially similar to and no less favorable to the Company than those contained in the confidentiality letter agreement dated as of November 4, 2005 between Hancock Mezzanine Advisers, LLC and the Company (the "Confidentiality Agreement").

          (b) The Company shall notify Buyer as promptly as practicable (and in any event within 24 hours) orally and as soon as practicable thereafter in writing of the receipt by the Company or any of the Subsidiaries, or any of its or their respective Representatives, of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the party making such request, Acquisition Proposal or inquiry. The Company (i) shall keep Buyer reasonably informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals or offers; (ii) agrees that it shall not, and shall cause the Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Buyer; and (iii) shall promptly (and in any event within 24 hours) provide to Buyer a copy of all written inquiries, proposals or offers, requests for information or requests for discussions or negotiations from any other Person and all written due diligence materials subsequently provided by the Company or any Subsidiary in connection with the Acquisition Proposal, request or inquiry that the Buyer was not previously provided. The Company agrees that neither it nor any of the Subsidiaries shall terminate, waive, release, amend or modify any provision of any existing standstill or confidentiality or similar agreement to which it or any of the Subsidiaries or their respective Affiliates or Representatives is a party and that it and the Subsidiaries shall enforce the provisions of any such agreement; provided, however, that if requested to do so by a third party desiring to submit an Acquisition Proposal, the Company may waive any existing standstill provisions
(i) if the Special Committee determines in good faith, after consultation with its outside legal counsel, that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law and
(ii) solely to the extent necessary and for the limited purpose of permitting such Person to submit an unsolicited bona fide Acquisition Proposal hereunder. The Company shall, and shall cause the

Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended by the Company or its Representatives to or would be reasonably expected by the Company or its Representatives to result in, any Acquisition Proposal as of the date hereof, and shall inform its and the Subsidiaries' Representatives of the obligations undertaken in this Section 5.06. To the extent that it has not already done so, the Company agrees that promptly following the execution of this Agreement, it shall request each Person (i) with whom the Company or any Subsidiary has had any discussion regarding a potential Acquisition Proposal during the 12 months prior to the date of this Agreement or (ii) which has heretofore executed a confidentiality agreement with the Company or any Subsidiary in connection with a potential Acquisition Proposal during the 12 months prior to the date of this Agreement, to return or destroy (and the Company shall use commercially reasonable best efforts to cause any such destruction to be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

          (c) Except as set forth in this Section 5.06(c), the Company Board (or any committee thereof) shall not, and shall not publicly propose to, (i) withdraw, modify or change, in a manner adverse to Buyer, the unanimous approval or recommendation of this Agreement and the Transactions by the Company Board (or any committee thereof); (ii) approve, adopt or recommend any Acquisition Proposal; or (iii) approve or recommend, or allow the Company or any Subsidiary to enter into, any letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, acquisition agreement or other similar agreement constituting or related to, or that is intended to or would be reasonably expected to result in, any Acquisition Proposal (other than a confidentiality agreement referred to in and as permitted by Section 5.06(a)). Notwithstanding the foregoing, if, prior to June 20, 2006, in response to the receipt of an unsolicited bona fide written Acquisition Proposal, (A) the Company Board determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that such Acquisition Proposal is a Superior Proposal, (B) the Company Board determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law and (C) the Company is not otherwise in violation under this Section 5.06, then the Company Board may, in connection with such Superior Proposal, withdraw, modify or change the Company Board Recommendation (a "Change of Recommendation"); provided that the Company Board shall not effect a Change of Recommendation after June 20, 2006; provided, further, that the Company Board shall not in any event effect a Change of Recommendation unless the Company has (x) provided a timely written notice to Buyer ("Notice of Superior Proposal"), advising Buyer that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period), (y) negotiated during the three business day period following Buyer's receipt of the Notice of Superior Proposal in good faith with Buyer (to the extent Buyer wishes to negotiate) to enable Buyer to make a counter-offer so the Superior Proposal is no longer a Superior Proposal and (z) terminated this Agreement pursuant to
Section 9.01(h) and otherwise complied with Section 9.03.

          (d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (x)
(i) recommend that the shareholders of the Company tender their Shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withdraw or modify the Company Board Recommendation, unless in each case the requirements of Section 5.06(c) shall have been satisfied, or (y) otherwise take, agree or resolve to take, any action prohibited by Section 5.06(c).

          (e) "Acquisition Proposal" means any proposal or offer (including any proposal from or to the Company's shareholders) made after the date hereof by any Person or group other than Buyer relating to (i) any direct or indirect acquisition, sale or other disposition, in a single transaction or a series of related transactions, of (A) 20% or more of the fair market value of the assets (including rights and capital stock of the Company's subsidiaries) of the Company and the Subsidiaries, taken as a whole (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise, but excluding any sales of inventory or excess or obsolete equipment that the Company has upgraded and replaced, in each case in the ordinary course of business and consistent with past practice) or (B) 20% or more of any class of equity securities of the Company or 20% or more of the aggregate outstanding voting securities of the Company; (ii) any tender offer (including a self-tender offer) or exchange offer, as defined pursuant to the Exchange Act, that if consummated, would result in any Person or group beneficially owning 20% or more of any class of equity securities of the Company or any of the Subsidiaries or the filing with the SEC of a Schedule TO or a registration statement under the Securities Act in connection with any such tender offer or exchange offer; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company or the Subsidiaries.

          (f) "Superior Proposal" means any bona fide written Acquisition Proposal not solicited or initiated in violation of Section 5.06(a): (i) which relates to at least eighty percent (80%) of the outstanding Shares or all or substantially all of the assets of the Company and the Subsidiaries taken as a whole, (ii) which is on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company's shareholders (in their capacities as shareholders) from a financial point of view than this Agreement (taking into account any alterations to this Agreement agreed to in writing by Buyer in response thereto) and (iii) which the Company Board determines in its good faith judgment after consultation with its outside counsel and a financial advisor of nationally recognized reputation is reasonably capable of being consummated by October 15, 2006, taking into account all legal and regulatory aspects of the proposal.

     5.07. Notification of Certain Matters. Between the date hereof and the Closing Date, Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect if made at such time and (b) any failure of the Company or Buyer, as the case may be, to comply with or satisfy, in each case in any material respect, any of such party's covenants, conditions or agreements to be complied with or satisfied by it hereunder; provided, however, that the delivery or non-delivery of any notice required to be sent pursuant to this Section 5.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, the Company shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to the Company, of any notice or other communication (i) from any Person and the response thereto of the Company or the Subsidiaries or Buyer, as the case may be, or its or their Representatives alleging that the consent of such Person is or may be required in connection with this Agreement or the Merger, (ii) from any Governmental Authority and the response thereto of the Company or the Subsidiaries or Buyer, as the case may be, or its or their Representatives in connection with this Agreement or the Merger, and (iii) from or to the SEC.

     5.08. Employee Matters. For a period of not less than one year following the Closing Date, the Surviving Corporation shall provide all individuals who are employees of the Company and the Subsidiaries on the Closing Date (an "Employee"), while employed by the Company and the Subsidiaries, with employee benefits, base compensation and incentive compensation opportunities (other than equity based compensation, benefits and opportunities) which are substantially comparable in the aggregate to those provided to such Employees as of the date of this Agreement. Nothing contained in this Section 5.08 shall be deemed to grant any such Employee any right to continued employment after the Closing Date. Each such Employee shall receive credit for purposes of eligibility and vesting (but not for the purposes of determining the amount of any benefits with respect to any employee benefit plan established after the Closing Date) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or its subsidiaries under which each Employee may be eligible to participate on or after the Closing Date to the same extent recognized by the Company or any of the Subsidiaries under comparable plans immediately prior to the Closing Date; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. Any preexisting condition clause in a medical, dental or disability plan established or maintained by the Surviving Corporation after the Closing Date (each a "Surviving Corporation Welfare Benefit Plan") shall be waived, to the extent it would have been waived under the corresponding Employee Plan for the Employees (other than pre-existing conditions that are already in effect with respect to the Employees, to the extent permitted by Law). Subject to the preceding sentence, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Surviving Corporation Welfare Benefit Plan or any other particular employee benefit plan, program, agreement or policy, or as requiring the Surviving Corporation to offer to continue the employment of any employee of the Company or its Subsidiaries for any period of time or to offer to continue (other than as required by its written terms) any Employee Plan; provided, however, that the Surviving Corporation shall comply with all Contracts with employees of the Company disclosed on the Company Disclosure Schedule pursuant to Section 3.18(b) hereof.

     5.09. Indemnification.

          (a) Upon and subject to the occurrence of the Effective Time, until the six year anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, to the fullest extent permitted under applicable Law and, in each case, to the extent not otherwise covered by insurance, indemnify and hold harmless each present and former director or officer (including any director or officer who serves or served in a fiduciary capacity of any Employee Plan) of the Company and the Subsidiaries (the "Indemnified Parties") against all costs and expenses (including reasonable attorney's fees, costs and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement from any claim, action, suit, proceeding or investigation arising after the date hereof (whether arising before or after the Effective Time) involving any act or omission taken in their capacity as an officer or director and occurring on or before the Effective Time, including in connection with the Transactions, except that the foregoing shall not apply to any act or omission that has been judicially and finally determined to involve a willful breach of this Agreement, willful misconduct, gross negligence, self-dealing or fraud. Upon and subject to the occurrence of the Effective Time, until the six year anniversary of the date on which the Effective Time occurs, Buyer agrees that all rights to indemnification or exculpation now existing in favor of each Indemnified Party as provided on the respective charters or by-laws of the Company and the Subsidiaries in effect as of the date hereof shall survive and remain in full force and effect with respect to actions or failures to act occurring at or prior to the Effective Time, to the extent provided for in such charters or by-laws. In the event of any claim, action, suit, proceeding or investigation covered under this Section 5.09(a), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties to represent them, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification) and (ii) the Surviving Corporation shall be entitled, but not obligated to, participate in the defense and settlement of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement agreed to or effected without the Surviving Corporation's written consent upon reasonable prior notice and an opportunity to participate in the discussions concerning such settlement; and provided, further, that the Surviving Corporation shall not be obligated pursuant to this
Section 5.09(a) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single action except to the extent that two or more of such Indemnified Parties shall have an actual material conflict of interest in such action.

          (b) Buyer understands and agrees that, prior to the Effective Time, the Company will obtain a six-year "run-off" insurance policy that provides coverage similar to the coverage provided under the Company's directors and officers insurance policy in effect on the date of this Agreement for the individuals who are directors and officers of the Company on the date of this Agreement for events occurring prior to the Effective Time, including in respect of the Transactions; provided, however, without Buyer's prior written consent, the Company shall not pay more than 200% of the current annual premiums paid by the Company for such insurance to purchase such policy; and provided, further, however, that prior to purchasing any such policy, the Company shall afford Buyer the opportunity to purchase a substitute policy on terms not materially less favorable to such directors and officers; and provided, further, however, that in the event of a termination or cancellation of such "run-off" policy, the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for the remaining balance of such six-year term, up to a maximum amount of

200% of the current annual premiums paid by the Company as of the date hereof for such insurance. The Company represents that such current annual premium amount is set forth in Section 5.09(b) of the Company Disclosure Schedule.

          (c) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.09, and none of the actions described in clause (i) or (ii) of this sentence shall be taken until such provision is made.

          (d) The provisions of this Section 5.09 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     5.10. Certain Actions and Proceedings. Until this Agreement is terminated in accordance with Section 9.01, Buyer shall have the right to participate, at its own cost, in the defense of any action, suit or proceeding instituted against the Company (or any of its directors or officers) before any court or Governmental Authority or threatened by any Governmental Authority or any third party, including a Company shareholder, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

     5.11. Solvency Letter. The parties shall engage, at the expense of the Company, an appraisal firm of national reputation reasonably acceptable to Buyer and the Company to deliver a letter in a form reasonably acceptable to the Special Committee and addressed to the Company Board (and on which the Special Committee shall be entitled to rely), the Board of Directors of Buyer and, if requested by them, the Lender, supporting the conclusion that immediately after the Effective Time, and after giving effect to the Transactions, including the Financing, the Company will be solvent (such letter, the "Solvency Letter"). Without limiting the generality of the foregoing, each of Buyer and the Company shall use their respective commercially reasonable best efforts to (i) make available their respective officers, agents and other representatives on a customary basis and upon reasonable notice and (ii) provide or make available such information concerning the business, properties, contracts, assets and liabilities of the Company as may reasonably be requested by such appraisal firm in connection with delivering such Solvency Letter.

     5.12. Resignations. The Company shall obtain and deliver to Buyer at the Closing evidence reasonably satisfactory to Buyer of the resignation effective as of the Effective Time, of those directors of the Company and the Subsidiaries designated by Buyer to the Company prior to the Closing.

     5.13. Financial Information.

          (a) As soon as practicable, and in any event before the filing with the SEC of the Company's quarterly report on Form 10-Q for the quarter ended February 25, 2006, the Company shall provide to Buyer the SAS 100 review for such quarter.

          (b) Within 10 business days after the end of each fiscal month after the date hereof through the Closing Date, the Company shall deliver to Buyer monthly financial statements for the prior month.

     5.14. Banking Facilities. Promptly following the date hereof, the Company shall deliver to Buyer a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which the Company or any of the Subsidiaries has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company or the Subsidiaries thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any existing automated mandates and any outstanding powers of attorney executed by or on behalf of the Company or a Subsidiary with respect to any such account, safety deposit box or other such arrangement.

     5.15. Buyer Financing.

          (a) Buyer shall have executed the Senior Debt Letter no later than April 20, 2006, which letter, if from a substitute lender, shall be reasonably satisfactory to the Company. Buyer will use its commercially reasonable best efforts to obtain the Senior Debt Financing under the Senior Debt Letter, or, in the event it is unavailable, substitute debt financing; provided, however, that notwithstanding any other provision of this Agreement to the contrary, Buyer shall in no event be obligated to (i) waive any condition to its obligation to close hereunder; (ii) provide any consent to any changes to the Senior Debt Financing set forth in the Senior Debt Letter; (iii) accept any substitute financing on terms (taken in the aggregate) less favorable to Buyer than the Senior Debt Financing would have been (assuming the application of this Section 5.15(a)); or (iv) close under the Senior Debt Financing set forth in the Senior Debt Letter, if, at any time after the date hereof (A) there is in effect any moratorium on commercial banking activities by the United States or the State of New York, or (B) there has been the commencement (or material escalation) of war or armed hostilities (including acts of terrorism), either within or outside the United States, or a declaration of a national emergency by the United States that has caused, a material disruption of commercial credit or debt capital market conditions or market conditions for leveraged loans or high yield debt securities. In the event any substitute financing is accepted by Buyer, it shall be accepted with full applicability of this Section 5.15(a) to the provisions of any new debt commitment letter.

          (b) The Company agrees to provide, and shall cause the Subsidiaries and its and their Representatives to provide on a timely basis, all reasonable cooperation in connection with the arrangement of the Financing as may be requested by Buyer, including (i) participation in meetings and due diligence sessions, (ii) furnishing Buyer and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Buyer, (iii) assisting Buyer and its financing sources in the preparation of any materials reasonably required by the financing sources for marketing or internal approval purposes and (iv) providing and executing documents as may be reasonably requested by Buyer, including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the Financing, legal opinions, surveys and title insurance.

                                   ARTICLE VI
                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                     OF EACH PARTY TO CONSUMMATE THE MERGER

     The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by consent of the other party, at or before the Effective Time, of each of the following conditions:

     6.01. Shareholder Approval. Company shall have obtained the vote of holders of Company Common Stock required to adopt this Agreement in accordance with the provisions of the WBCL and the Articles of Incorporation and Bylaws of the Company.

     6.02. Absence of Order. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Buyer, Merger Sub and Company each agrees to use commercially reasonable best efforts to have any such order or injunction lifted or stayed.

     6.03. Regulatory Approvals. All material consents and approvals from Governmental Authorities shall have been obtained; provided, however, that the conditions of this Section 6.03 shall not apply to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval.

     6.04. HSR Act. The waiting period (and any extension thereof), if any, applicable to the Merger under the HSR Act and applicable foreign competition or merger control Laws shall have been terminated or shall have expired, and approvals under all foreign competition or merger control Laws that are reasonably determined by Buyer to be to be applicable to the Merger shall have been obtained.

     6.05. Solvency Letter. The Company Board, the Board of Directors of Buyer and, if requested by it, the Lender, shall have received the Solvency Letter referred to in Section 5.11.

                                  ARTICLE VII
                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                  BUYER AND MERGER SUB TO CONSUMMATE THE MERGER

     The obligations of Buyer and Merger Sub to consummate the Merger are subject to the fulfillment of the following conditions, any one or more of which may be waived by Buyer:

     7.01. Representations, Warranties and Covenants. Except for Sections 3.02 (Authority), 3.03 (Capitalization and Title), 3.08(b) (Debt), 3.09 (Absence of Undisclosed Liabilities), 3.10(a) (No Company Material Adverse Effect), 3.11 (Actions and Proceedings), 3.20(b) (State Takeover Laws), 3.21 (Interested Party Transactions), 3.22(b) (Financial Advisor) and 3.22(c) (Transaction Fees) the representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Effective Time as though such representations and warranties were made at and as of such time (other than such representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The representations and warranties of the Company contained in Sections 3.02 (Authority), 3.10(a) (No Company Material Adverse Effect), 3.20(b) (State Takeover Laws), 3.21 (Interested Party Transactions) and 3.22(b) (Financial Advisor) giving effect to all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall be true and correct in all respects at and as of the Effective Time as though such representations and warranties were made at and as of such time (other than representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time). The representations and warranties of the Company contained in Sections 3.03 (Capitalization and Title), 3.08(b)
(Debt), 3.09 (Absence of Undisclosed Liabilities), 3.11 (Actions and Proceedings) and 3.22(c) (Transaction Fees) disregarding all qualifications and exceptions contained therein relating to materiality or any similar standard or qualification, shall be true and correct in all respects at and as of the Effective Time as though such representations and warranties were made at and as of such time (other than representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not resulted in and would not reasonably be expected to result in the Company, the Buyer or their respective Affiliates incurring a loss, liability, obligation, fine, penalty, Tax, damage or expense, including reasonable costs of investigation, defense and reasonable attorney's fees (collectively, "Damages"), when taken together with all other Damages, in excess of $500,000. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have delivered to Buyer a certificate from its chief executive officer and chief financial officer, dated the Closing Date, to the effect that the conditions specified in this Section
7.01 have been satisfied.

     7.02. Financing. The Senior Debt Financing contemplated by the Non-Binding Senior Debt Letter shall have been consummated on the terms set forth therein and, in connection therewith, Buyer shall have received no less than $22,000,000 in immediately available funds.

     7.03. Pending Litigation. There shall not be threatened in writing or pending any suit, action or proceeding by any Governmental Authority against Buyer, Merger Sub or the

Company, any Subsidiary, or any of their respective directors, officers or members challenging this Agreement or the transactions contemplated hereby, seeking to materially delay, restrain or prohibit the Merger, seeking to prohibit or impose material limitations on the ownership or operation of all or a portion of the operations or assets of the Company and the Subsidiaries (or Buyer's direct equity ownership of the Surviving Corporation or indirect equity ownership, following the Effective Time, of the Subsidiaries) or to compel Buyer to dispose of or hold separate any material portion of the business or assets of the Company and the Subsidiaries (or any equity interest in such entities).

     7.04. Consents and Amendments Relating to Certain Contracts. The Company shall have received, in each case in form and substance reasonably acceptable to Buyer, signed copies of the consents and amendments relating to certain Material Contracts, in each case as specified in Section 7.04 of the Company Disclosure Schedule.

     7.05. Banking Facilities. The Company shall have delivered to Buyer the items referenced in Section 5.14 hereof.

                                  ARTICLE VIII
                    CONDITIONS PRECEDENT TO THE OBLIGATION OF
                      THE COMPANY TO CONSUMMATE THE MERGER

     The obligation of the Company to consummate the Merger is subject to the fulfillment of the following condition, which may be waived by it:

     8.01. Representations, Warranties and Covenants. The representations and warranties of Buyer and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Buyer Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Effective Time as though such representations and warranties were made of and as of such time (except to the extent such representations and warranties expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer shall have delivered to the Company a certificate from its chief executive officer and chief financial officer, dated the Closing Date, to the effect that the conditions specified in this Section 8.01 have been satisfied.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

     9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the shareholders of the Company adopt this Agreement:

          (a) by mutual written consent duly authorized by the Boards of Directors of Buyer and the Company;

          (b) by either Buyer or the Company if the Merger shall not have been consummated by August 31, 2006 (the "Outside Date"); provided, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose breach of a representation or warranty hereunder or failure to fulfill any obligation under this Agreement has caused or resulted in the failure of the Merger to occur on or before the Outside Date;

          (c) by either Buyer or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d) by either Buyer or the Company, if at the Company Shareholders' Meeting (giving effect to any adjournment or postponement thereof), the requisite vote of the shareholders of the Company in favor of this Agreement and the Merger shall not have been obtained; provided, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party whose breach of a representation or warranty hereunder or failure to fulfill any obligation under this Agreement has caused or resulted in the failure to obtain such shareholder approval;

          (e) by Buyer if a Triggering Event (as defined below) shall have occurred;

          (f) by the Company, if Buyer or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would or would be reasonably expected to cause any of the conditions set forth in Sections 8.01, to be incapable of being satisfied and which breach or failure, if capable of being cured, shall not have been cured within 20 business days following receipt by Buyer of written notice of such breach or failure from the Company;

          (g) by Buyer, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would or would be reasonably expected to cause any of the conditions set forth in Section 7.01 to be incapable of being satisfied and which breach or failure, if capable of being cured, shall not have been cured within 20 business days following receipt by the Company of written notice of such breach or failure from Buyer;

          (h) by the Company (at any time prior to June 20, 2006) if the Company Board effects a Change of Recommendation in response to a Superior Proposal, as described in Section 5.06(c); provided, the Company shall have complied with the provisions and requirements of Section 5.06 of this Agreement; or

          (i) by the Company, if the Buyer shall not have obtained by May 20, 2006 a fully-executed commitment letter reasonably satisfactory to the Company from the Lender or other financing sources for at least $22,000,000 in Senior Debt Financing.

     For purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Company Board or any committee thereof shall for any reason have effected a Change of Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Company Board in favor of the adoption and approval of this Agreement and the approval of the Merger in accordance with the terms hereof; (iii) within 10 business days of the date any Acquisition Proposal is first published or sent or given, the Company shall have taken any position contemplated by Rule 14e-2(a) of the Exchange Act other than recommending rejection of such Acquisition Proposal; (iv) the Company shall have failed to hold the Company Shareholders' Meeting in accordance with Section 5.04(b) on or prior to August 15, 2006; or (v) the Company Board or any committee thereof shall have approved or publicly recommended any Acquisition Proposal or failed to publicly reaffirm its recommendation of this Agreement and the Merger in accordance with the terms hereof.

     9.02. Effect of Termination. If this Agreement is terminated as provided in
Section 9.01, this Agreement shall forthwith become void and have no effect, without liability on the part of Buyer and Company and their respective directors, officers, shareholders, or members, except that (a) the provisions of
Section 5.05 (relating to publicity), 5.02 (relating to confidentiality), 9.02,
9.03 and Article X, shall survive, and (b) no such termination shall relieve any party from liability by reason of any willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

     9.03. Fees and Expenses.

          (a) Except as otherwise specifically provided in this Section 9.03, whether or not the Merger is consummated, all fees and Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees and expenses. "Expenses" of a party, as used in this Agreement, shall include all expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on their behalf (or with respect to Buyer and Merger Sub, incurred by Buyer's shareholders or financing sources or on their behalf) in connection with or related to the transactions contemplated hereby, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approval, financing and all other matters related to the capitalization of Buyer and Merger Sub and the closing of the Merger.

          (b) If this Agreement is terminated by the Company or Buyer pursuant to Section 9.01(b) and, prior to the time of such termination, an Acquisition Proposal had been publicly announced or otherwise communicated to the Company Board, a majority of the Company's shareholders or the Company's advisors, then the Company shall pay to Buyer or its designee, upon such termination, the Termination Expenses (as defined below), and further, if within 12 months of such termination, the Company has entered into a binding agreement with respect to, or has consummated, a merger, business combination, acquisition or other such transaction, or series of such transactions (regardless of whether related to such Acquisition Proposal) of a type described in the definition of "Acquisition Proposal" in Section 5.06 hereof, substituting for purposes of this
Section 9.03, 50% for all references to 20% therein (such transaction, a "Takeover Transaction"), then the Company shall pay to Buyer or its designee the Termination Fee (as defined below). Payment under this Section 9.03(b) of the Termination

Expenses shall be made upon the termination of the Agreement and, if applicable, payment of the Transaction Fee shall be made upon the earlier of the consummation of such Takeover Transaction and the 90th day following the entering into by the Company of the agreement to engage in such Takeover Transaction.

          (c) If this Agreement is terminated by the Company or Buyer pursuant to Section 9.01(d) then, if prior to the time of such termination an Acquisition Proposal had been publicly announced or otherwise communicated to the Company Board, a majority of the Company's shareholders or the Company's advisors, then the Company shall pay to Buyer or its designee, upon such termination, the Termination Expenses and further, if within 12 months of such termination, the Company has entered into a binding agreement with respect to, or has consummated, a Takeover Transaction, then the Company shall also pay the Termination Fee. Payment under this Section 9.03(c) of the Termination Expenses shall be made upon the termination of the Agreement, and payment of the Termination Fee shall be made upon the earlier of the consummation of such Takeover Transaction and the 90th day following the entering into by the Company of the agreement to engage in such Takeover Transaction.

          (d) If this Agreement is terminated by Buyer pursuant to Section 9.01(e), then the Company shall pay to Buyer or its designee the Termination Fee and the Termination Expenses, each payable upon such termination.

          (e) If this Agreement is terminated by:

               (i) the Company pursuant to Section 9.01(f), then Buyer shall pay to the Company or its designee, upon such termination, the reasonable and documented out-of-pocket Expenses of the Company (in an amount not to exceed $750,000) and further, if the breach or failure to perform that is the basis for the termination under Section 9.01(f) was willful or intentional on the part of Buyer, then Buyer shall also pay the Termination Fee to the Company or its designee. Payment under this Section 9.03(e)(i) of the Expenses and, if applicable, the Termination Fee shall be made upon the termination of this Agreement; or

               (ii) Buyer pursuant to Section 9.01(g), then the Company shall pay to Buyer or its designee, upon such termination, the Termination Expenses and further, if the breach or failure to perform that is the basis for the termination under Section 9.01(g) was willful or intentional on the part of the Company, then the Company shall also pay the Termination Fee to Buyer or its designee. Payment under this Section 9.03(e)(ii) of the Termination Expenses and, if applicable, the Termination Fee shall be made upon the termination of this Agreement.

          (f) If this Agreement is terminated by the Company pursuant to Section 9.01(h), the Company shall pay to Buyer or its designee the Termination Fee and the Termination Expenses, each payable upon such termination.

          (g) All amounts due under Sections 9.03(b) through (f) shall be payable by wire transfer in immediately available funds to Buyer or to such other Person as Buyer may designate in writing to the Company. If the Company fails to promptly make any payment required under this Section 9.03 and Buyer commences a suit to collect such payment, the Company shall indemnify Buyer or its designee, as the case may be, for its fees and expenses (including reasonable attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America, N.A. (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section
9.03 plus 5%.

          (h) For purposes of this Agreement, "Termination Fee" means an amount equal to $2,000,000.

          (i) For purposes of this Agreement, "Termination Expenses" means an amount, not to exceed $750,000, equal to the reasonable and documented out-of-pocket Expenses of Buyer.

                                    ARTICLE X
                                  MISCELLANEOUS

     10.01. No Survival. None of the representations and warranties contained herein shall survive the Effective Time.

     10.02. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

          (a)  if to Buyer or Merger Sub, to:

               Vista Group Holdings, LLC
               c/o John Hancock Financial Services, Inc.
               100 Clarendon Street, Floor T-30
               Boston, MA 02117
               Attention: Lorn C. Davis
               Telephone: (617) 572-5532
               Fax: (617) 450-8148

               with a copy (which shall not constitute notice) to:

               Goodwin Procter LLP
               Exchange Place
               Boston, Massachusetts 02109
               Attn: George W. Lloyd, Esq.
               Telephone: (617) 570-1999
               Facsimile: (617) 523-1231

          (b)  if to the Company, to:

               Outlook Group Corp.
               1180 American Drive
               Neenah, WI 54956
               Attn: Paul M. Drewek, CFO
               Telephone: (920) 722-2333
               Fax: (920) 727-8550

               with a copy (which shall not constitute notice) to:

               Quarles & Brady LLP
               411 East Wisconsin Avenue
               Milwaukee, Wisconsin 53202
               Attn: Kenneth V. Hallett, Esq.
               Telephone: (414) 277-5345
               Facsimile: (414) 271-3552

          (c)  if to the Special Committee, to:

               c/o Fischer & Associates
               9517 North Wakefield Court
               Bayside, WI 53217
               Attn: Richard C. Fischer
                     Chairman of the Special Committee
                     Outlook Group Corp.
               Telephone: (414) 228-1065
               Fax: (414) 228-1013

               with a copy (which shall not constitute notice) to:

               Quarles & Brady LLP
               411 East Wisconsin Avenue
               Milwaukee, Wisconsin 53202
               Attn: Kenneth V. Hallett, Esq.
               Telephone: (414) 277-5345
               Facsimile: (414) 271-3552

Any party may by notice given in accordance with this Section 10.02 to the other parties designate another address or Person for receipt of notices hereunder.

     10.03. Entire Agreement. This Agreement contains the entire agreement between the parties and their Affiliates with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreement, which shall survive execution of this Agreement and any termination of this Agreement; provided, that if any term of the Confidentiality Agreement shall conflict with the terms of this Agreement, this Agreement shall control.

     10.04. Governing Law. This Agreement and any related disputes shall be governed by and construed in accordance with the laws of the State of Wisconsin without regard to its conflict of law provisions.

     10.05. Binding Effect; No Assignment; No Third-Party Beneficiaries. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Buyer or Merger Sub may (a) assign any or all of its rights and interests hereunder to one or more of their Affiliates or to any provider of the Financing or any Affiliate thereof and (b) designate one or more of their Affiliates to perform its obligations hereunder, in each case, so long as neither Buyer nor Merger Sub is relieved of any of its obligations hereunder. Except as expressly provided in Section 5.09, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

     10.06. Amendments and Waivers. This Agreement may be amended at any time before or after adoption of this Agreement by the shareholders of the Company by an instrument signed by each of the parties hereto; provided, however, that after adoption of this Agreement by the shareholders of the Company, without the further approval of the shareholders of the Company, no amendment may be made that (a) alters or changes the amount or kind of consideration to be received as provided in Section 2.01(a), (b) alters or changes any term of the Articles of Incorporation of the Surviving Corporation or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the shareholders of the Company. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

     10.07. Schedules; Listed Documents, etc. The description or listing of a matter, event or other information within the Company Disclosure Schedule or the Buyer Disclosure Schedule (whether in response for a description or listing of material items or otherwise) shall not be deemed an admission or acknowledgment that such matter, event or information is "material." The parties agree that matters disclosed pursuant to one section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section of the Company Disclosure

Schedule where it is reasonably apparent that the matters so disclosed are applicable to such other sections.

     10.08. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" shall be deemed to be followed by the words "without limitation".

     10.09. Certain Definitions. For purposes of this Agreement the following terms shall have the definitions set forth below.

          (a) "Action" means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

          (b) "Affiliate" means, with respect to a specified Person, a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

          (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit agreement or otherwise.

          (d) "Employee Plan" means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, that is: (1) a welfare benefit plan within the meaning of Section 3(1) of ERISA (a "Welfare Plan"), (2) a pension benefit plan within the meaning of Section 3(2) of ERISA (a "Pension Plan"), (3) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (4) any other deferred compensation, change-in-control, retention, severance, retirement, welfare-benefit, bonus, incentive, fringe benefit or other similar plan.

          (e) "Encumbrance" means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership

          (f) "ERISA" means the federal Employee Retirement Income Security Act of 1974, as amended and all rules, regulations and interpretations thereunder.

          (g) "knowledge of the Buyer" means the actual knowledge, after reasonable investigation, of the Buyer, the officers of the Buyer and officers of entities providing Commitment Letters who have been principally involved in the negotiation of this Agreement.

          (h) "knowledge of the Company" means the actual knowledge, after reasonable investigation, of any of the following: Joseph J. Baksha, Jeffry H. Collier, Paul M. Drewek, J. Douglas Gilbert, and Michael W. von Brendel.

          (i) "Person" means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

     10.10. Section Headings. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement.

     10.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     10.12. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

     10.13. Jurisdiction; Venue; Service of Process.

          (a) Jurisdiction. Each party, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Eastern District of Wisconsin located in the County of Milwaukee for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in


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any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

          (b) Venue. Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party bring Actions only in the court referenced in Section 10.13(a) above in the County of Milwaukee. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

          (c) Service of Process. Each party hereby (i) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Wisconsin law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.02, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

     10.14. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to injunctive relief upon proof of actual or threatened breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

     10.15. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR


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

ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

                            [Signature Page Follows]


                                       58

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     IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of
Merger under seal as of the date first stated above.

                                        OUTLOOK GROUP CORP.


                                        By /s/ Joseph J. Baksha
                                           -------------------------------------
                                        Name: Joseph J. Baksha
                                        Title: President and
                                               Chief Executive Officer


                                        VISTA GROUP HOLDINGS, LLC

                                        By: John Hancock Life Insurance Company,
                                            its sole member


                                        By /s/ Stephen J. Blewitt
                                           -------------------------------------
                                        Name: Stephen J. Blewitt
                                        Title: Senior Managing Director


                                        VISTA ACQUISITION CORP.


                                        By /s/ Scott A. McFetridge
                                           -------------------------------------
                                        Name: Scott A. McFetridge
                                        Title: Secretary